EXECUTION COPY

HIRO REAL ESTATE CO,

                                                                              Landlord
TO

INTRALINKS, INC.

                                                                              Tenant

_______________________________________

Lease
_______________________________________

Dated as of December 31, 2009

TABLE OF CONTENTS

Page

Article 1 Premises; Term; Use		1
1.01	Demise	1
1.02	Term	1
1.03	Commencement Date	1
1.04	Tenant Delay	1
1.05	Use	2

Article 2 Rent		2
2.01	Rent	2
2.02	Fixed Rent	2
2.03	Additional Charges	3
2.04	Tax Payments	3
2.05	Operating Payments	6
2.06	Tax and Operating Provisions	11
2.07	Electric Charges	11
2.08	Manner of Payment	12
2.09	Security	13

Article 3 Landlord Covenants		14
3.01	Landlord Services	14

Article 4 Leasehold Improvements; Tenant Covenants		17
4.01	As Is	17
4.02	Alterations	17
4.03	Landlord’s and Tenant’s Property	21
4.04	Access and Changes to Building	22
4.05	Repairs	23
4.06	Compliance with Laws	23
4.07	Tenant Advertising	24
4.08	Right to Perform Tenant Covenants	25

Article 5 Assignment and Subletting		25
5.01	Assignment; Etc	25
5.02	Landlord’s Right of First Offer	26
5.03	Assignment and Subletting Procedures	29
5.04	General Provisions	30
5.05	Assignment and Sublease Profits	32

Article 6 Subordination; Default; Indemnity		33
6.01	Subordination	33
6.02	Estoppel Certificate	35
6.03	Default	36

-i-

6.04	Re-entry by Landlord	36
6.05	Damages	37
6.06	Other Remedies	38
6.07	Right to Injunction	38
6.08	Certain Waivers	38
6.09	No Waiver	38
6.10	Holding Over	38
6.11	Attorneys’ Fees	39
6.12	Nonliability and Indemnification	39

Article 7 Insurance; Casualty; Condemnation		40
7.01	Compliance with Insurance Standards	40
7.02	Tenant’s Insurance	41
7.03	Subrogation Waiver	42
7.04	Condemnation	42
7.05	Casualty	43

Article 8 Miscellaneous Provisions		45
8.01	Notice	45
8.02	Building Rules	47
8.03	Severability	47
8.04	Certain Definitions	47
8.05	Quiet Enjoyment	47
8.06	Limitation of Landlords Personal Liability	48
8.07	Counterclaims	48
8.08	Survival	48
8.09	Certain Remedies	48
8.10	No Offer	48
8.11	Captions; Construction	48
8.12	Amendments	49
8.13	Broker	49
8.14	Merger	49
8.15	Successors	49
8.16	Applicable Law	49
8.17	No Development Rights	49
8.18	Condominium	49
8.19	Embargoed Person	50
8.20	Landlord’s Contribution	50

Article 9 Renewal Right		52
9.01	Renewal Right	52
9.02	Renewal Rent and Other Terms	52

-ii-

EXHIBITS

A	Description of Land
B	Floor Plan
C	Tenant Manual
D	HVAC Specifications
E	Standard Cleaning Specifications
F	Form of Letter of Credit

-iii-

INDEX OF DEFINED TERMS

Definition	Where Defined
AAA	Section 2.05
Actual Charge	Section 2.07
Additional Charges	Section 2.03
Affiliate	Section 5.01
Alterations	Section 4.02
Arbiter	Section 2.05
Assignment Consideration	Section 5.05
Basement Fixed Rent	Section 2.02
Basement Premises	Section 1.01
Base Operating Amount	Section 2.05
Base Operating Year	Section 2.05
Base Tax Amount	Section 2.04
Basement Premises	Section 1.01
Bid Tax	Section 2.04
Broker	Section 8.13
Building	Recitals
Business Days	Section 3.01
Business Hours	Section 3.01
Cancellation Deadline Date	Section 6.01
Casualty	Section 7.05
Commencement Date	Section 1.03
Companies	Section 6.01
Consent	Section 6.01
Consent Receipt Date	Section 6.01
Control	Section 5.01
CPI	Section 4.02
Curing Party	Section 4.07
Damage Termination Date	Section 7.05
Damage Termination Notice	Section 7.05
Declaration	Section 8.18
Documentation	Section 8.20
8th Floor Fixed Rent	Section 2.02
8th Floor Premises	Section 1.01
Eligibility Period	Section 3.01
Embargoed Person	Section 8.19
Existing Ground Lease	Section 6.01
Expiration Date.	Section 1.02
First Reduction Date	Section 2.09
Fixed Rent	Section 2.02
Fixtures	Section 4.03
Force Majeure	Section 3.01
Future Ground Lease	Section 6.01
Future Ground Lease Commencement Date	Section 6.01

-i-

Future Landlord	Section 6.01
GAAP	Section 2.05
Holdover Percentage	Section 6.10
ICIP	Section 2.04
Improvements and Betterments	Section 4.03
Indemnified Party	Section 6.12
Indenture	Section 6.01
Initial Tenant Work	Section 8.20
Interest Rate	Section 4.08
Land	Recitals
Landlord	Introduction; Section 8.04
Landlord’s Contribution	Section 8.20
Landlord’s Rate	Section 2.07
Landlord Services	Section 3.01
Landlord’s Rate	Section 2.07
Landlord’s Statement	Section 2.05
Laws	Section 4.06
LC Date	Section 2.09
Letter of Credit	Section 2.09
Material Alteration	Section 4.02
Meredith	Section 1.03
Minimum Charge	Section 2.07
Minor Alteration	Section 4.02
New Tenant	Section 6.10
OLS	Section 2.04
Operating Expenses	Section 2.05
Operating Payments	Section 2.05
Operating Year	Section 2.05
Original Letter of Credit	Section 2.09
Other Sublease Consideration	Section 5.05
Outside Repair Date	Section 7.05
Premises,	Section 1.01
Project	Recitals
Qualified Soft Costs	Section 8.20
Records	Section 2.05
Reduction Amount	Section 2.09
Reduction Date	Section 2.09
Rent	Section 2.01
Rent Commencement Date	Section 2.02
Satisfactory Net Worth	Section 4.02
Second Reduction Date	Section 2.09
SNDA	Section 6.01
SNDA Date	Section 6.01
Substantial Casualty	Section 7.05
Successor Landlord	Section 6.01

-ii-

Superior Lease	Section 6.01
Superior Lessor	Section 6.01
Superior Mortgage	Section 6.01
Superior Mortgagee	Section 6.01
Tax Payment	Section 2.04
Tax Year	Section 2.04
Taxes	Section 2.04
Tenant	Introduction
Tenant Delay	Section 1.04
Tenant Manual	Section 3.01
Tenant’s Basic Cost	Section 5.05
Tenant’s Common Area Electric Share	Section 2.07
Tenant’s Offer Notice	Section 5.02
Tenant’s Operating Share	Section 2.05
Tenant’s Property	Section 4.03
Tenant’s Statement	Section 2.05
Tenant’s Tax Share	Section 2.04
Term	Section 1.02
Third Reduction Date	Section 2.09
Transfer Notice	Section 5.03

-iii-

LEASE, dated as of December 31. 2009, between HIRO REAL ESTATE CO, (“Landlord”), a New York general partnership whose address is 150 East 42nd Street, Mezzanine Level, New York, New York 10017 and INTRALINKS, INC. (“Tenant”), a Delaware corporation whose address is 150 East 42nd Street, 8th Floor, New York, New York 10017.

WITNESSETH

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building located at 150 East 42nd Street, New York, New York (the “Building”) on the land more particularly described in Exhibit A (the “Land”; the Land and the Building and all plazas, sidewalks and curbs adjacent thereto are collectively called the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

Premises; Term; Use

1.01           Demise.  Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, the entire 8th floor of the Building (the “8th Floor Premises”) and certain storage space in the basement of the Building (the “Basement Premises”, and together with the 8th Floor Premises, the “Premises”) substantially as shown hatched on the plan annexed as Exhibit B.  Landlord and Tenant agree that the 8th Floor Premises is conclusively deemed to contain 43,304 rentable square feet and the Basement Premises is conclusively deemed to contain 500 rentable square feet.

1.02           Term.  The term of this Lease (the “Term”) shall commence on the Commencement Date and shall end, unless sooner terminated as herein provided, on July 31, 2021 (such date, as the same may be extended pursuant to Article 9, is called (the “Expiration Date”).  Landlord, Tenant and Hiro Real Estate, L.L.C. acknowledge that the Term of the Lease shall continue beyond the expiration of the Existing Ground Lease.

1.03           Commencement Date.  “Commencement Date” means August 1, 2011.  The parties acknowledge that (i) Tenant is currently occupying the 8th Floor Premises pursuant to a certain Sublease, dated as of September 24, 2007, as amended by that certain First Amendment to Sublease dated as of June 16, 2009 (as amended, the “Sublease”), between Tenant and Meredith Corporation (“Meredith”) (as successor-in-interest to Gruner + Jahr Printing and Publishing Company), (ii) Tenant is currently occupying the Basement Premises pursuant to a certain License Agreement, dated as of January 1, 2010, between Tenant and Landlord, and (iii) Tenant is fully aware of the condition of the Premises.  Notwithstanding anything contained herein to the contrary, if the Sublease shall terminate prior to July 31, 2011 due to a default thereunder by Tenant, the same shall constitute a default hereunder by Tenant and Landlord shall have all rights and remedies in connection therewith, including the right to terminate this Lease by delivering notice thereof to Tenant.

1.04           Tenant Delay.  “Tenant Delay” means any delay which Landlord may encounter in the performance of Landlord’s obligations under this Lease by reason of any act or omission of any nature of Tenant, its agents or contractors.  Tenant shall pay to Landlord any costs or expenses incurred by Landlord by reason of any Tenant Delay.

1.05           Use.  The 8th Floor Premises shall be used and occupied by Tenant (and its permitted subtenants) solely as general and executive offices (including such ancillary uses in connection therewith as shall be reasonably required by Tenant in the operation of its business).  The Basement Premises shall be uses for storage of Tenant’s documents and office equipment and supplies, and for no other purpose.  In no event shall the Premises be used for any of the following: (a) a banking, trust company, or safe deposit business, (b) a savings bank, a savings and loan association, or a loan company, (c) the sale of travelers’ checks and/or foreign exchange, (d) a stock brokerage office or for stock brokerage purposes, (e) a restaurant, bar or for the sale of food or beverages, (f) photographic reproductions and/or offset printing, (g) an employment or travel agency or airline ticket counter, (h) a school or classroom, (i) medical or psychiatric offices, (j) conduct of an auction, (k) gambling activities, (1) conduct of obscene, pornographic or similar disreputable activities, (m) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (n) offices of any charitable, religious, union or other not for profit organization; provided, that, if any proposed subtenant is a not for profit organization (other than a religious or union organization).  Landlord shall not reject such proposed subtenant solely on the basis of its not for profit status (it being agreed that this provision shall not limit or otherwise affect Tenant’s obligation to obtain Landlord’s consent to any sublease or any of Landlord’s rights or remedies, or Tenant’s obligations, relating thereto) or (o) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto.  The Premises shall not be used for any purpose which would tend to lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with, annoy or disturb any other tenant or Landlord, or impair the appearance of the Building.

ARTICLE 2

Rent

2.01           Rent.  “Rent” shall consist of Fixed Rent and Additional Charges.

2.02           Fixed Rent.  (a)           The fixed rent for the 8th Floor Premises (the “8th Floor Fixed Rent”) shall be (a) for the period commencing on the Rent Commencement Date and ending on July 31, 2016, at the annual rate of $2,165,200.00 (i.e., $50.00 per rentable square foot contained in the 8th Floor Premises) and (b) for the period commencing on August 1, 2016 and ending on the Expiration Date, at the annual rate of $2,338,416.00 (i.e., $54.00 per rentable square foot contained in the 8th Floor Premises).

(b)           The Fixed Rent for the Basement Premises (the “Basement Fixed Rent”) shall be (a) for the period commencing on the Commencement Date (it being understood that Tenant is not entitled to any free rent with respect to the Basement Premises) and ending on July 31, 2016, at the annual rate of $11,000.00 (i.e., $22.00 per rentable square foot contained in the Basement Premises) and (b) for the period commencing on August 1, 2016 and ending on the Expiration Date, at the annual rate of $12,500.00 (i.e., $25.00 per rentable square foot contained in the Basement Premises), in each ease inclusive of the cost of electricity for the Basement Premises.

(c)           The 8th Floor Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the Rent Commencement Date and on the first day of each calendar month thereafter.  The Basement Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the Commencement Date and on the first day of each calendar month thereafter.  Tenant shall pay, upon the execution and delivery of this Lease by Tenant, the first full monthly installment of Fixed Rent.  The 8th Floor Fixed Rent and the Basement Fixed Rent are, collectively, the “Fixed Rent”.  “Rent Commencement Date” means August 1, 2012.

2.03           Additional Charges.  “Additional Charges” means Tax Payments, Operating Payments and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Charges shall be deemed to be rent.

2.04           Tax Payments.  (b)           “Base Tax Amount” means the Taxes (excluding any amounts described in Section 2.04(b)(iii)) for the Tax Year commencing on July 1, 2010.

(b)           “Taxes” means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Project by any federal, state, municipal or other government or governmental body or authority (including, without limitation, any taxes, assessments or charges imposed upon or against the Project, Landlord or the owner of the Project with respect to the Grand Central Business District (or any successor thereto) or any other business improvement district (collectively, “Bid Taxes”)), (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by Tenants directly to the taxing authority and (iii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year to which such expenses relate.  If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other additional or substitute tax, assessment, levy, imposition, fee or charge, including, without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”.  If the owner, or lessee under a Superior Lease, of all or any part of the Building and/or the Land is an entity exempt from the payment of taxes described in clauses (i) and (ii), there shall be included in “Taxes” the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable if such owner or lessee were not so exempt.  Except as permitted in this Section 2.04(b), “Taxes” shall not include any franchise income, capital stock or transfer tax.  If the Bid Taxes are eliminated or reduced after the date hereof, then, as of the date of such elimination or reduction, the Base Tax Amount shall be recalculated to take into account the elimination or reduction of the Bid Taxes.

(c)           “Tax Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(d)           “Tenant’s Tax Share” means 3.06% (calculated by dividing (i) the rentable square foot area of the 8th Floor Premises (which the parties conclusively agree shall be deemed to be 43,304) by (ii) the rentable square foot area of the portions of the Building leased for office or retail purposes (which the parties conclusively agree shall be deemed to be 1,414,367)).  The Tenant’s Tax Share shall not be subject to modification or dispute.

(e)           (i)           If Taxes for any Tax Year, including the Tax Year in which the Commencement Date occurs, shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount.  The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord, whether to the City of New York, to a Superior Lessor, Superior Mortgagee or otherwise.  Tenant shall pay Tenant’s Tax Share of each such installment within thirty (30) days after Tenant’s receipt of a statement therefor by Landlord to Tenant, which statement may be rendered so as to require Tenant’s Tax Share to be paid by Tenant no earlier than thirty (30) days prior to the date such Taxes first become due.  The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Tax Share of the particular installment(s) being billed.  If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith.  In no event, however, shall Taxes be reduced below the Base Tax Amount.

(ii)           Landlord shall have the right, at any time, to require that Tenant’s Tax Payments be paid by Tenant in monthly installments.  If Landlord exercises such right, then the following provisions of this clause (ii) shall govern (in lieu of clause (i) above): “If Taxes for any Tax Year, including the Tax Year in which the Commencement Date occurs, shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount.  Landlord may furnish to Tenant, prior to the commencement of each Tax Year, a statement setting forth Landlord’s reasonable estimate of the Tax Payment for such Tax Year.  Tenant shall pay to Landlord on the first day of each month during such Tax Year, an amount equal to 1/12th of Landlord’s estimate of the Tax Payment for such Tax Year.  If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.04(e)(ii) in respect of the last month of the preceding Tax Year; (B) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within ten (10) days after demand therefor, or (y) if there is an overpayment, Landlord shall refund to Tenant the amount thereof; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Tax Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Payment shown on such estimate.  Landlord may, during each Tax Year, furnish to Tenant a revised statement of Landlord’s estimate of the Tax Payment for such Tax Year, and in such case, the Tax Payment for such Tax Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence.  After the end of each Tax Year Landlord shall furnish to Tenant a statement of Tenant’s Tax Payment for such Tax Year (and shall endeavor to do so within 180 days after the end of each Tax Year).  If such statement shall show that the sums paid by Tenant, if any, under Section 2.04(e)(ii) exceeded the Tax Payment to be paid by Tenant for the applicable Tax Year, Landlord shall refund to Tenant the amount of such excess; and if such statement shall show that the sums so paid by Tenant were less than the Tax Payment to be paid by Tenant for such Tax Year, Tenant shall pay the amount of such deficiency within 10 days after demand therefor.  If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith.  In no event, however, shall Taxes be reduced below the Base Tax Amount.”

(f)           If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall pay to Tenant Tenant’s Tax Share of the net refund (after deducting from such refund the costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and reasonable legal fees, to the extent that such costs and expenses were not included in the Taxes for such Tax Year); provided, that such payment to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

(g)           If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.04, and Tenant shall pay the deficiency within 10 days after demand therefor.

(h)           Landlord hereby notifies Tenant that Landlord intends to avail itself of the Industrial and Commercial Incentive Program (“ICIP”).  In connection therewith, all of Tenant’s construction managers, contractors and subcontractors employed in connection with construction work at the Building shall be contractually required by Tenant to comply with the New York City Office of Labor Services/Construction Division (“OLS”) requirements applicable to construction projects benefiting from the ICIP.  Such compliance, as of the date hereof, includes the following: the submission and approval of a Construction Employment Report, attendance at a pre-construction conference with representatives of OLS and adherence to the provisions of Article 22 of the ICIP Rules and Regulations, the provisions of New York City Charter Chapter 13-B and the provisions of Executive Order No. 50 (1980).  Furthermore, at Landlord’s request.  Tenant shall (i) report to Landlord the number of workers permanently engaged in employment in the Premises, the nature of each worker’s employment and, to the extent applicable, the New York City residency of each worker, (ii) provide access to the Premises by employees and agents of the Department (as such term is defined in the ICIP Rules and Regulations) at all reasonable times upon reasonable prior notice, and (iii) enforce the contractual obligations of Tenant’s construction managers, contractors and subcontractors to comply with the OLS requirements.  If Landlord avails itself of the ICIP, Taxes shall be calculated without regard to any benefits or reductions received by Landlord from the ICIP.

2.05           Operating Payments.  (a)           “Base Operating Amount” means Operating Expenses for the Base Operating Year.

(b)           “Base Operating Year” means calendar year 2011.

(c)           “Landlord’s Statement” means an instrument setting forth the Operating Payment payable by Tenant for a specified Operating Year.

(d)           “Operating Expenses” means all expenses paid or incurred by or on behalf of Landlord in respect of the repair, replacement, maintenance, operation and security of the Project, including, without limitation, (i) salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance), union and general welfare benefits, pension payments, severance payments, sick day payments and other fringe benefits of employees of Landlord, Landlord’s Affiliates and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air-conditioning and chilled or condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of, such utilities; (iv) the cost of painting and/or decorating all areas of the Project, excluding, however, any space contained therein which is demised to tenants; (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Project; (vi) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Project, and any sales and other taxes thereon; (vii) the rental value of Landlord’s Building office and any other Premises in the Building utilized by the personnel of either Landlord, Landlord’s Affiliates or Landlord’s contractors, in connection with the repair, replacement, maintenance, operation and/or security thereof, and all office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and disposal; (ix) the cost of all interior and exterior landscaping and all temporary exhibitions located at or within the Project; (x) the cost of all alterations, repairs, replacements and/or improvements made at any time following the Base

Operating Year by or on behalf of Landlord, whether structural or non structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; provided, that if in accordance with generally accepted accounting principles consistently applied (“GAAP”), any of the costs referred to in this clause (x) are required to be capitalized, then such costs shall not be included in Operating Expenses unless they (I) are required by any Laws, (II) have the effect of reducing expenses that would otherwise be included in Operating Expenses, (III) constitute a replacement which in Landlord’s reasonable judgment is prudent to make in lieu of repairs to the replaced item(s) or (IV) are depreciable in accordance with GAAP over a period of not more than 10 years, in which event (except in the case of alterations, repairs, replacements and/or improvements described in clause (III) of this clause (x), the cost of which shall be included in Operating Expenses in the Operating Year in which such costs are incurred) the cost thereof, together with interest thereon at the greater of (A) the Interest Rate in effect on December 31 of the Operating Year in which such costs were incurred or (B) the actual costs incurred by Landlord to finance such alterations, repairs, replacements and/or improvements described in clauses (I), (II) and (IV) of this clause (x), shall be amortized and included in Operating Expenses over the shorter of (AA) the useful life of the item in question, as reasonably determined by Landlord; or (BB) 10 years; (xi) management fees; provided, that if Landlord or an Affiliate of Landlord is the managing agent of the Building then the annual management fee shall be a sum in lieu thereof which is not in excess of the then prevailing rates for managing agents of first class office buildings in midtown Manhattan; (xii) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services; (xiii) fees, dues and other contributions paid by or on behalf of Landlord to civic or other real estate organizations and any assessments, dues, levies or charges paid to any business improvement district or similar organization or to any entity on behalf of such an organization; and (xiv) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Project, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York.  Notwithstanding the foregoing, “Operating Expenses” shall not include the following: (1) depreciation and amortization (except with respect to the alterations, repairs, replacements and/or improvements described in clauses (I), (II), (III) and (IV) of clause (x) of this Section 2.05(d)); (2) principal and interest payments and other costs incurred in connection with any financing or refinancing of the Project or any portion thereof (except as provided in clause (x) above); (3) the cost of tenant improvements made for tenant(s) and other occupant(s) of the Building; (4) brokerage commissions and advertising expenses incurred in procuring tenants for the Building; (5) the cost of any work or service performed for any tenant or occupant of the Building (including Tenant), whether at the expense of Landlord or such tenant, to the extent that such work or service is in excess of the work or service that Landlord is required to furnish Tenant under this Lease at the expense of Landlord; (6) the cost of any electricity consumed in the Premises or in any other space in the Building demised to tenants; (7) Taxes; (8) legal fees incurred in preparing leases for tenants or in enforcing the terms of any lease and in connection with negotiating and performing obligations under the contracts of sale, mortgages and ground leases (except, to the extent that the costs of performing any such obligations would otherwise constitute Operating Expenses hereunder, then the same shall not be excluded from Operating Expenses); (9) costs incurred in connection with disputes with purchasers and prospective purchasers of the Building; (10) any cost to the extent Landlord is reimbursed therefor (x) out of warranty, insurance or condemnation proceeds or (y) by tenants or other occupants (other than by means of operating expense reimbursement provisions contained in the leases of other tenants or occupants); (11) wages and salaries of all persons above the grade of Building manager; (12) costs of electrical services provided on a rent-inclusion basis that are not provided to Tenant on such a basis; (13) the cost of removal, abatement or treatment of asbestos or any other Hazardous Substance in the Building (exclusive of any such costs incurred in compliance with any applicable Law in the ordinary course of operating, maintaining, owing, managing or repairing the Project, which costs may be included in Operating Expenses and exclusive of any such costs relating to materials introduced into the Building by Tenant or anyone claiming under or through Tenant, the cost of which shall be borne by Tenant); (14) contributions to Operating Expense reserves (however, the application of such reserves for the payment of Operating Expenses shall be an Operating Expense); (15) costs of purchasing objects of art in the common areas of the Building, to the extent that such objects of art constitute fine art; (16) costs resulting from the willful misconduct of Landlord; (17) costs incurred to cure Landlord’s violation of any Law which Landlord has received notice of as of the date of this Lease; (18) fines and penalties resulting from Landlord’s failure to comply with Laws; (19) costs of any judgment, settlement or arbitration award resulting from any tort liability of Landlord or constituting punitive damages; (20) general overhead and administrative costs of Landlord not directly related to the ownership, management, maintenance, repair or operation of the Building or the Project; (21) costs incurred by Landlord due to any misrepresentation or indemnification obligation of Landlord under this Lease or any other lease, occupancy agreement or contract (unless such indemnification obligation is for an item that otherwise constitutes and Operating Expense); (22) fines and penalties on late payments; and (23) costs and expenses attributable to services provided to leased retail areas (as reasonably determined by Landlord) and which are reimbursed by retail tenants in the Building.

(e)           “Operating Year” means each calendar year in which occurs any part of the Term.

(f)           “Tenant’s Operating Share” means 3.16% (calculated by dividing (i) the rentable square foot area of the 8th Floor Premises (which the parties agree shall be conclusively deemed to be 43,304) by (ii) the rentable square foot area of the Building (not including the ground floor or any below ground floor space) which the parties conclusively agree shall be deemed to be 1,371,735) The Tenant’s Operating Share shall not be subject to modification or dispute.

(g)           For each Operating Year, including the Operating Year in which the Commencement Date occurs, Tenant shall pay (each, an “Operating Payment”) Tenant’s Operating Share of the amount, if any, by which Operating Expenses for such Operating Year exceed the Base Operating Amount.

(h)           If during all or part of any year, including the Base Operating Year, (i) less than ninety-five percent (95%) of the leasable space in the Building is occupied by tenants or occupants or (ii) Landlord shall furnish any particular item(s) of work or service (which would constitute an Operating Expense hereunder) to less than ninety-five percent (95%) of the leasable portions of the Building or to only a portion of the Property, due to the fact that less than ninety-five percent (95%) of the leasable portions of the Building are occupied, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for other reasons, then, for the purposes of computing the Additional Charges payable hereunder, the amount of Operating Expenses or the amount of the expenses attributable to such item, as the case may be, for such period shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period had the Building been at least ninety-five percent (95%) occupied or had Landlord furnished such item of work or services to such other portions of the Building or the Property, Notwithstanding the foregoing, if during the Base Operating Year more than ninety-five percent (95%) of the Building’s rentable space was occupied then the reference to “ninety-five percent (95%)” contained in the preceding sentence shall instead be modified to be the actual percentage of the Building’s rentable space so occupied during the Base Operating Year.

(i)           Landlord may furnish to Tenant, prior to the commencement of each Operating Year, a statement setting forth Landlord’s reasonable estimate of the Operating Payment for such Operating Year.  Tenant shall pay to Landlord on the first day of each month during such Operating Year, an amount equal to 1/12th of Landlord’s estimate of the Operating Payment for such Operating Year.  If Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.05 in respect of the last month of the preceding Operating Year; (B) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within 30 days after demand therefor, or (y) if there is an overpayment, Landlord shall refund to Tenant the amount thereof within 30 days; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Operating Year Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Payment shown on such estimate.  Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence.

(j)           Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year after the Base Operating Year (and shall endeavor to do so within 180 days after the end of each Operating Year).  If Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 2.05(i) exceeded the Operating Payment to be paid by Tenant for the applicable Operating Year, Landlord shall refund to Tenant the amount of such excess within 30 days; and if the Landlord’s Statement shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within 30 days after demand therefor.

(k)           (i)           Tenant, upon notice given within 90 days after Tenant’s receipt of a Landlord’s Statement with respect to any Operating Year, may elect to have Tenant’s designated (in such notice) certified public accountant (who may be an employee of Tenant but may not be a person or entity compensated on a contingency basis) examine such of Landlord’s books and records (collectively “Records”) relating to such Operating Year.  As a condition to Tenant’s right to review the Records, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question.  If Tenant shall not give such notice within such 90 day period, then such Landlord’s Statement shall be conclusive and binding upon Tenant.  Tenant and Tenant’s employees, accountants and agents shall treat all Records as confidential, and, upon request by Landlord, shall confirm such confidentiality obligation in writing.

(ii)           Tenant, within 60 days after the date on which the Records are made available to Tenant, may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Landlord’s Statement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due.  If Tenant fails timely to deliver a Tenant’s Statement, then such Landlord’s Statement shall be conclusive and binding on Tenant.  Landlord and Tenant shall attempt to resolve such disagreement.  If they are unable to do so and provided that the amount of the Operating Payment Tenant claims is due is substantially different from the amount of the Operating Payment Landlord claims is due, Tenant shall notify Landlord, within 90 days after the date on which the Records are made available to Tenant in connection with the disagreement in question, that Tenant desires to have such disagreement determined by an Arbiter, and promptly thereafter Landlord and Tenant shall designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 2.05(k)(ii) shall be binding upon the parties; it being understood that if the amount of the Operating Payment Tenant claims is due is not substantially different from the amount of the Operating Payment Landlord claims is due, then Tenant shall have no right to protest such amount and shall pay the amount that Landlord claims is due to the extent not theretofore paid.  If Tenant timely delivers a Tenant’s Statement, the disagreement referenced therein is not resolved by the parties and Tenant fails to notify Landlord of Tenant’s desire to have such disagreement determined by an Arbiter within the 90 day period set forth in the preceding sentence, then the Landlord’s Statement to which such disagreement relates shall be conclusive and binding on Tenant.  If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter.  If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter.  In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant.  The Arbiter shall be a member of an independent certified public accounting firm having at least 3 accounting professionals.  If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within 15 days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants who are acceptable to the party sending such notice, then either party shall have the right to request The Real Estate Board of New York, Inc., or if such organization fails to act in accordance herewith or no longer exists, the American Arbitration Association (or any organization which is the successor thereto) (the “AAA”) to designate as the Arbiter a certified public accountant whose determination made in accordance with this Section 2.05(k)(ii) shall be conclusive and binding upon the parties, and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant.  Any determination made by an Arbiter shall not exceed the amount determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount claimed to be due by Tenant in Tenant’s Statement, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties.  In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence.  Pending the resolution of any contest pursuant to this Section 2.05(k)(ii), and as a condition to Tenant’s right to prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question.  If Tenant shall prevail in such contest, an appropriate refund shall be made by Landlord to Tenant within 30 days.  The term “substantially” as used in this Section 2.05(k)(ii), shall mean a variance of 5% or more of the Operating Payment in question.

2.06           Tax and Operating Provisions.  (a)    In any case provided in Section.2.04 or 2.05 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled.  Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent.  If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default under this Lease) Landlord shall refund to Tenant the unapplied balance of such credit within 30 days.

(b)           Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year.  Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, nor shall the rendering of a statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor.  Notwithstanding anything to the contrary herein, in no case shall Landlord render a Landlord’s Statement for an Operating Year or a statement with respect to any Tax Payment for a Tax Year later than 36 months after the end of the applicable Operating Year or Tax Year, as applicable.

(c)           Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes and other costs and expenses incurred by Landlord with respect to the Project.

(d)           Each Tax Payment in respect of a Tax Year, and each Operating Payment in respect of an Operating Year, which begins prior to the Commencement Date or ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 2.04(f), shall be prorated to correspond to that portion of such Tax Year or Operating Year occurring within the Term,

(e)           In no event shall Tenant be entitled to any refund or reduction in Rent if Operating Expenses for any Operating Year are less than the Base Operating Amount or if Taxes for any Tax Year are less than the Base Tax Amount.

2.07           Electric Charges.  (a)            Tenant shall pay directly to the utility company supplying electricity to the 8th Floor Premises the amounts due for electric current consumed by Tenant as indicated by meters measuring Tenant’s consumption thereof.  Tenant, at Tenant’s sole cost and expense, shall be responsible for the installation, maintenance and repair of such meters.

(b)           If any portion of the 8th Floor Premises is located on a floor of the Building and the entire rentable area of such floor is not demised to Tenant, then Tenant shall pay Tenant’s Common Area Electric Share of the cost of electric current consumed in connection with the common areas of such floor as determined by a meter or meters installed (or, if existing, retrofitted) by Landlord, “Tenant’s Common Area Electric Share” means the quotient obtained by dividing the rentable area demised to Tenant on such floor by the entire rentable area of such floor.  Tenant shall pay for such electric consumption within 30 days after rendition of bills therefor, which bills shall be rendered by or on behalf of Landlord separately for each meter and shall be accompanied by reasonable supporting documentation.  The amount payable by Tenant per “KW” and “KWHR” for electricity consumed within such common areas shall be the amount (as adjusted from time to time, “Landlord’s Rate”) at which Landlord from time to time purchases each KW and KWHR of electricity for the same period from the utility company (including all surcharges, taxes, fuel adjustments, taxes passed on to consumers by the public utility, and other sums payable in respect thereof).  Landlord’s Rate shall be determined by dividing the cost charged by said utility (averaged separately for KW and KWHRs) during each respective billing period by the number of KWs and KWHRs consumed by the Building as set forth on the utility company invoice for such period.

(c)           Notwithstanding anything contained herein to the contrary, there shall be no separate charge for the electricity consumed by Tenant in the Basement Premises other than that which is already included in the Fixed Rent attributable to such Basement Premises.

(d)           Tenant shall contract with Landlord’s designated contractor who will furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord’s designated contractor within 30 days after demand its then-established reasonable charges therefor.

(e)           In no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord’s judgment (taking into account the then existing and future needs of other then existing and future tenants, and other needs of the Building), the same is available and necessary for Tenant’s use.

2.08           Manner of Payment.  Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and recurring Additional Charges, by wire transfer of immediately available federal funds as directed by Landlord, and (b) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff or counterclaim.  All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate in writing, if Tenant fails timely to pay any Rent, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord’s receipt thereof at the lesser of (i) 1½% per month and (ii) the maximum rate permitted by law.  Any Additional Charges for which no due date is specified in this Lease shall be due and payable on the 30th day after the date of invoice.  All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within 60 days after receipt of same, Tenant notifies Landlord that it is disputing same.

2.09           Security.  (a)  (i)    Tenant shall deliver to Landlord, as security for the performance of Tenant’s obligations under this Lease the amount of $2,176,200,000 (the “Security Amount”), in the form of an unconditional, irrevocable letter of credit in a form and issued by a bank satisfactory to Landlord (the “Letter of Credit”) at the times and in the manner hereinafter set forth.

(ii)           Concurrently with its execution of this Lease, Tenant shall deliver to Landlord a Letter of Credit in the amount of $1,088,100.00, in the form attached hereto as Exhibit F (the “Original Letter of Credit”).  On or before February 1, 2011, Tenant shall deliver to Landlord either (A) an amendment to such Original Letter of Credit (the form and substance of such amendment to be reasonably satisfactory to Landlord) increasing the amount of such Original Letter of Credit by $1,088,100.00, so that the Letter of Credit held by Landlord hereunder shall equal the Security Amount or (B) a replacement Letter of Credit in the form of the Original Letter of Credit, except that it shall be in the amount of the Security Amount (upon receipt of such replacement Letter of Credit, Landlord shall promptly return to Tenant the Original Letter of Credit).

(iii)           Any Letter of Credit (or amendment thereto) provided by Tenant pursuant to this Section 2.09 shall provide that it is assignable by Landlord without charge to Landlord and shall either (A) expire on the date which is 60 days after the expiration or earlier termination of this Lease (the “LC Date”) or (B) be automatically self-renewing until the LC Date.  If any Letter of Credit is not renewed at least 30 days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant’s obligations under this Lease.  Landlord may draw on the Letter of Credit (or the proceeds thereof) to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease.  If Landlord shall have so drawn upon the Letter of Credit (or the proceeds thereof), Tenant shall upon demand deposit with Landlord a sum equal to the amount so drawn by Landlord.

(b)           Provided Tenant is not in default under this Lease and Tenant has surrendered the Premises to Landlord in accordance with all of the terms and conditions of this Lease, on or before the earlier of (i) 30 days after such surrender of the Premises in accordance with the terms and conditions of this Lease or (ii) the LC Date: (x) Landlord shall return to Tenant the Letter of Credit (or the proceeds thereof) then held by Landlord or (y) if Landlord shall have drawn upon such Letter of Credit (or the proceeds thereof) to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease, Landlord shall return to Tenant that portion, if any, of the proceeds of the Letter of Credit remaining in Landlord’s possession.

(c)           Notwithstanding anything to the contrary contained in this Section 2.09, Tenant shall be entitled from time to time to provide Landlord with a replacement Letter of Credit meeting the requirements set forth in Section 2.09(a) hereof.  Upon receipt of such replacement Letter of Credit, Landlord shall promptly return to Tenant the Letter of Credit theretofore being held by Landlord.

(d)           Provided that on the applicable Reduction Date (i) Tenant is not then in default under this Lease and (ii) Landlord has not theretofore drawn on the Letter of Credit by reason of any default on the part of Tenant, Tenant shall be entitled to a reduction in the amount of the Letter of Credit of $362,700.00 (the “Reduction Amount”) (A) on the second anniversary of the Rent Commencement Date (the “First Reduction Date”), (B) on the third anniversary of the Rent Commencement Date (the “Second Reduction Date”) and (C) on the fourth anniversary of the Rent Commencement Date (the “Third Reduction Date”).  The First Reduction Date, the Second Reduction Date and the Third Reduction Date are each a “Reduction Date”.  In no event shall the Letter of Credit (or the proceeds thereof held by Landlord) be reduced to less than $1,088,100.00.  Tenant shall deliver to Landlord either (x) an amendment to the Letter of Credit (the form and substance of such amendment to be reasonably satisfactory to Landlord), reducing the amount of the Letter of Credit by the Reduction Amount, or (y) a replacement Letter of Credit in the amount of the then required Security Amount and in the form of the Original Letter of Credit and otherwise meeting the requirements set forth in Section 2.09(a), and upon receipt of such replacement Letter of Credit, Landlord shall promptly return to Tenant the Letter of Credit theretofore being held by Landlord.  Landlord shall execute the amendment and/or such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof.

ARTICLE 3

Landlord Covenants

3.01           Landlord Services.  (a)    From and after the date that Tenant first occupies the Premises for the conduct of Tenant’s business, Landlord shall furnish Tenant with the following services (collectively, “Landlord Services”):

(i)           heat, ventilation and air-conditioning to the 8th Floor Premises during Business Hours on Business Days substantially in accordance with the design specifications set forth in Exhibit D attached hereto; if Tenant shall require heat, ventilation or air conditioning services at any other times, Landlord shall furnish such service (A) in the case of a Business Day, upon receiving notice from Tenant by 2:00 p.m. of such Business Day and (B) in the case of a day other than a Business Day, upon receiving notice from Tenant by 2:00 p.m. of the immediately preceding Business Day, and Tenant shall pay to Landlord within 30 days after demand Landlord’s then-established charges therefor;

(ii)           steam, if required by Tenant for any additional heating or permitted kitchen use, in which event Tenant shall pay to Landlord the cost of such steam as well as the cost of piping and other equipment or facilities required to supply steam to and distribute steam within the 8th Floor Premises; Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of steam and Tenant shall reimburse Landlord for the quantities of steam shown on such meters and Landlord’s charge for the production or purchase of such steam, within 30 days after demand therefor;

(iii)           (A) passenger elevator service to the 8th Floor Premises at all times during Business Hours on Business Days, with at least one passenger elevator subject to call at all other times and (B) freight elevator service to the 8th Floor Premises on a first come-first served basis (i.e., no advance scheduling) during Business Hours on Business Days, and on a reserved basis at all other times upon the payment of Landlord’s then-established charges therefor; the use of all elevators shall be on a nonexclusive basis;

(iv)           reasonable quantities of hot and cold water to the floor(s) on which the 8th Floor Premises are located for core lavatory and cleaning purposes only; if Tenant requires water for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet located on the floor on which the 8th Floor Premises is located (within the core of the Building), and the cost of heating such water, as well as the cost of piping and supplying such water to the 8th Floor Premises, shall be paid by Tenant; Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of cold water and/or hot water for such other purposes in which event Tenant shall reimburse Landlord for the quantities of cold water and hot water shown on such meters (including Landlord’s standard charge for the production of such hot water, if produced by Landlord), within 30 days after demand therefor;

(v)           electrical capacity of 7 watts, demand load, per usable square foot contained in the 8th Floor Premises; such electrical capacity shall be supplied via the Building Bus Duct and shall be available at the electrical closets on the floor of the Building on which the 8th Floor Premises is located (it being understood that Tenant shall be responsible for bringing such electrical capacity from the electrical closet to the 8th Floor Premises); in no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the 8th Floor Premises, nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord’s judgment (taking into account the then existing and future needs of other then existing and future tenants, and other needs of the Building), the same is available and necessary for Tenant’s use (if, in fact, Landlord determines at any time that the electrical capacity available to the 8lh Floor Premises is more than the specified wattage referred to above, Landlord may (in its sole discretion) take such actions as may be necessary to reduce such capacity to the amount specified above or impose such reasonable additional electrical charges on Tenant for such additional capacity); and

(vi)           cleaning services for the 8th Floor Premises in accordance with Exhibit E attached hereto.  Landlord shall not be required to perform any (A) extra cleaning work in the 8th Floor Premises required because of (w) carelessness, indifference, misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (x) interior glass partitions or an unusual quantity of interior glass surfaces, (y) non-building standard materials or finishes installed in the 8th Floor Premises and/or (z) the use of the 8th Floor Premises other than during Business Hours on Business Days and/or (B) removal from the 8th Floor Premises and the Building of any refuse of Tenant (x) in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse and/or (y) at times other than Landlord’s standard cleaning times.  Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the 8th Floor Premises used for preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, private lavatories or toilets (it being agreed that providing Building standard cleaning for lavatories to the one (1) unisex ADA-compliant lavatory in the 8th Floor Premises shall be included in Landlord’s cleaning services) or other special purposes requiring greater or more difficult cleaning work than office areas and Tenant shall retain Landlord’s cleaning contractor to perform such cleaning at Tenant’s expense.  Landlord’s cleaning contractor shall have access to the 8th Floor Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the 8th Floor Premises reasonably required to clean the 8th Floor Premises.

(vii)           electricity for standard lighting in connection with the Basement Premises.

(b)           (i)           Landlord may stop or interrupt any Landlord Service, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be reasonably necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord.  Landlord shall have no liability to Tenant by reason of any stoppage or interruption of any Landlord Service, electricity or other service or the use of any Building facilities and systems for any reason.  Landlord shall use reasonable diligence (which shall not include incurring overtime charges) to make such repairs as may be required to machinery or equipment within the Project to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond the Project boundaries, to cause the same to be restored by diligent application or request to the provider.

(ii)           If the 8th Floor Premises or a substantial portion thereof shall be rendered untenantable and Tenant is prevented from using, and does not use, the 8U Floor Premises or any substantial portion thereof, for the ordinary conduct of Tenant’s business, for five (5) consecutive Business Days (the “Eligibility Period”) solely as a result of Landlord’s default in its obligation to provide the services described in Sections 3.01(a)(i), 3.01(a)(iii), 3.01(a)(iv) and 3.01(a)(v) (and not, in whole or in part, by reason of Force Majeure, Casualty or any act or omission of Tenant, its agents, invitees, licensees, employees or contractors), then, provided that Tenant shall have given Landlord a notice within two (2) Business Days after the 8th Floor Premises has been rendered untenantable, advising Landlord of such untenantability, which notice shall contain the following statement in capitalized bold type: “IF YOU FAIL TO REMEDY THE PROBLEM REFERENCED IN THIS NOTICE WITHIN THE TIME PERIOD SPECIFIED IN SECTION 3.01(b) OF THE LEASE, WE MAY BE ENTITLED TO A RENT ABATEMENT IN ACCORDANCE WITH SUCH SECTION”, Tenant, as its sole and exclusive remedy, shall be entitled to an abatement of the Fixed Rent for such time (excluding the Eligibility Period) that Tenant is so prevented from using, and does not use, the 8th Floor Premises or such substantial portion thereof, in the proportion that the rentable area of the portion of the 8th Floor Premises that Tenant is so prevented from using, and does not use, bears to the total rentable area of the 8th Floor Premises.  Notwithstanding the foregoing, Tenant shall not be entitled to any such abatement to the extent that Tenant receives insurance proceeds for the payment of such Fixed Rent (or would have received such insurance proceeds had Tenant maintained the insurance required to be maintained by Tenant pursuant to the terms of this Lease).  “Force Majeure” shall mean any strike, lockout or other labor or industrial disturbance, civil disturbance, future order claiming jurisdiction, act of the public enemy, war, riot, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body, lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other similar industry-wide or Building-wide cause beyond the reasonable conduct of the party from whom performance is required, or any of its contractors or other representatives.

(c)           The provision of overtime services shall be subject to minimum hour requirements and such other conditions as may be reasonably established by Landlord from time to time.  Without limiting any of Landlord’s other rights and remedies, if Tenant shall be in default beyond any applicable grace period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days unless Tenant pays for the same in advance, and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service.

(d)           “Business Hours” means 8:00 a.m. to 6:00 p.m.  “Business Days” means all days except Saturday, Sundays, holidays as outlined in the Tenant Manual and any other days which are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the applicable Building Service Union Employee Service contract or Operating Engineers contract.

(e)           “Tenant Manual” means the Tenant Information Manual attached hereto as Exhibit C, as the same may be modified or amended from time to time.  If there is any conflict between the provisions of the Tenant Manual and the provisions of this Lease, the provisions of this Lease will control.  Notwithstanding anything to the contrary contained herein, the Tenant Manual does not create any obligations on the part of Landlord.  Without limiting the generality of the preceding sentence, nothing contained in the Tenant Manual shall be deemed (i) an agreement on the part of Landlord to perform any maintenance or repairs or to provide any services or (ii) a representation by Landlord with respect to the Premises or the Project or any other matter.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01           As Is.  On the Commencement Date, Tenant shall accept the Premises in its “as is” condition on such date, including all fixtures, furniture and equipment therein, and Landlord shall not be required to perform any work, pay any work allowance or any other amount or render any services to make the Premises ready for Tenant’s use and occupancy, subject only to Landlord’s obligation to provide the Landlord’s Contribution.  Tenant hereby represents that any furniture or equipment or the like existing in the 8th Floor Premises on the Commencement Date shall be the property of Tenant and Meredith has no rights or interests with respect thereto.

4.02           Alterations.  (a)    Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval; provided that no such approval shall be required for Minor Alterations but the same shall otherwise be subject to the other requirements of this Lease with respect to Alterations.  “Minor Alteration” means (x) all purely decorative changes such as painting, the installation of wall coverings, floor coverings or carpeting and artwork, and (y) all other alterations for which a permit from the New York City Department of Buildings is not required by Law, costing not more than $50,000,00 in the aggregate in any consecutive 12-month period.  Provided Tenant is not in default under this Lease beyond applicable notice and grace periods.  Landlord shall not unreasonably withhold, condition or delay its approval to any Alteration that is not a Material Alteration, “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building or any portion thereof, (ii) is structural or affects the strength of the Building or any portion thereof, (iii) affects the usage or the proper functioning of any of the Building systems, (iv) requires the consent of any Superior Mortgagee or Superior Lessor or (v) requires a change to the Building’s certificate of occupancy.

(b)           Tenant, in connection with any Alteration, shall comply with the Alteration Rules and Regulations set forth in the Tenant Manual.  Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant’s plans and specifications therefor.  Landlord shall, within (i) 15 Business Days following receipt of Tenant’s initial submission of plans for the performance of such Alteration or (ii) 5 Business Days following receipt of Tenant’s resubmission of such plans, advise Tenant of Landlord’s approval or disapproval of such plans or any part thereof.  Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c)           Tenant shall pay to Landlord, within 30 days after demand therefor, Landlord’s reasonable third-party out-of-pocket costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Alterations.

(d)           Before proceeding with any Alteration that will cost more than $200,000 (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to 125% of the cost of the Alteration, estimated as set forth above.  Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment.  Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration and (z) all submissions required pursuant to Exhibit C attached hereto, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant.  Upon Tenant’s failure properly to perform, complete and fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom.  The preceding portions of this subsection (d) shall not apply to Alterations being performed by the Tenant (e.g., as opposed to Alterations being performed by a subtenant) if (1) Tenant is the named Tenant hereunder (or is a successor Tenant under this Lease pursuant to a permitted transfer under Section 5.01(b) or 5.01(c)), (2) Tenant is not then in default beyond any notice or grace period, (3) there have not been any mechanics liens filed against the Building in connection with any prior Alterations with respect to the Premises, which were not cured within the time period prescribed under Section 4.02(g) below and (4) Tenant provides Landlord with evidence reasonably satisfactory to Landlord that Tenant has a Satisfactory Net Worth as of the date that Tenant intends to commence performance of any such Alteration.  “Satisfactory Net Worth” means a tangible net worth determined in accordance with GAAP of not less than $50,000,000.00.  Every year during the Term and any Renewal Term of this Lease commencing on the first anniversary of the Commencement Date, the amount of $50,000,000.00 set forth in the preceding sentence shall be increased by the same percentage increase as the percentage increase in the CPI as of the anniversary of the Commencement Date in question over the CPI as of the anniversary of the Commencement Date one year prior thereto.  “CPI” means the Consumer Price Index for all Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, New York-Northeastern New Jersey Area (1982-84=100), or any successor index thereto, appropriately adjusted; provided, that if there shall be no successor index, a substitute index shall be reasonably selected by Landlord.  Notwithstanding anything to the contrary contained herein, this Section 4.02(d) shall not apply to purely decorative changes such as painting, the installation of wall coverings, floor coverings or carpeting and artwork.

(e)           Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and with the plans and specifications approved by Landlord, and Landlord shall reasonably cooperate with Tenant’s efforts to obtain such permits and approvals (at no cost or liability to Landlord) so that Tenant may perform the Alterations in compliance therewith.  Tenant shall use an expediter designated by Landlord in seeking to obtain all such permits and certificates.  Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord.  Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, that any Alterations in or to the systems of the Building shall be performed only by the contractor(s) designated by Landlord.  Notwithstanding anything to the contrary contained herein, Landlord’s approval of any contractor, subcontractor, architect, engineer, service provider, supplier, vendor, or other consultant (each, a “Tenant Designated Provider”) (i) shall be without liability to or recourse against Landlord; (ii) shall not limit or otherwise affect Tenant’s obligations under this Lease; (iii) shall not constitute any warranty by Landlord regarding the adequacy, professionalism, competence, or experience of any such Tenant Designated Provider; and (iv) shall not relieve Tenant of its obligations hereunder to obtain Landlord’s prior consent with respect to any replacement or additional Tenant Designated Provider to the extent required under this Lease.  The performance of any Alteration shall not be done in a manner which would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building.  Tenant shall immediately stop the performance of any work or service by any party if Landlord notifies Tenant that continuing such performance would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building, and Tenant shall not resume the performance of such work or service until such time as the same may be performed in a manner which shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference.

(f)           Throughout the performance of Alterations, Tenant shall carry worker’s compensation insurance in statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord.  Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g)           Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within 30 days after notice from Landlord.  If Tenant shall fail to cancel or discharge said lien or liens within said 30 day period, Landlord may cancel or discharge the same and, upon Landlord’s demand, Tenant shall reimburse Landlord for all out-of-pocket costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within 10 days after receipt by Tenant of a written statement from Landlord as to the amount of such costs (accompanied by reasonable supporting documentation).  Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, reasonable attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action incurred by or imposed against Landlord arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration.

(h)           Tenant shall deliver to Landlord, within 30 days after the completion of an Alteration, “as-built” drawings thereof using the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later or such other system or medium as Landlord may accept.  During the Term, Tenant shall keep records of Alterations costing in excess of $5,000 including plans and specifications (except that plans and specifications shall not be required with respect to any Minor Alterations, however.  Tenant shall provide Landlord with a reasonably detailed description of such Minor Alterations and such other information with respect thereto as Landlord shall reasonably require), copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

(i)           All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements,

4.03           Landlord’s and Tenant’s Property.  (a)           All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Premises and shall not be removed by Tenant, All Fixtures constituting Improvements and Betterments shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord.  All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord, ‘Improvements and Betterments” means (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance) and (ii) all carpeting in the Premises.

(b)           All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof.  Notwithstanding the foregoing, any equipment or other property identified in this Lease or in any leasehold improvement agreement as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.  Notwithstanding anything to the contrary contained herein, it is understood and agreed that any furniture or equipment or the like existing in the Premises on the Commencement Date shall be deemed to be Tenant’s Property and shall be removed from the Premises by Tenant at or before the Expiration Date in accordance with Section 4.03(c) below.

(c)           At or before the Expiration Date, or within 15 days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property.  Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or more than 15 days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

(d)           Landlord, by notice given to Tenant at any time prior to the Expiration Date or not later than 30 days after any earlier termination of this Lease, may require Tenant, notwithstanding Section 4.03(a), to remove all or any Alterations or Fixtures installed by or on behalf of Tenant.  If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within 15 days after the giving of such notice by Landlord, shall remove the same from the Premises, shall repair and restore the Premises to substantially the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal.  At such time as it submits plans and specifications requesting Landlord’s consent to any Alterations, Tenant may request that Landlord advise Tenant as to whether any of such Alterations must be removed by Tenant at the end of the Term.  ‘Notwithstanding anything to the contrary contained herein, Tenant shall not be required to remove any particular Alteration upon the expiration or earlier termination of this Lease to the extent that, in Landlord’s consent to the performance thereof, Landlord expressly confirms to Tenant in writing that Tenant shall not be required to remove such particular Alteration at the end of the Term.

4.04           Access and Changes to Building.  (a)           Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not deprive Tenant of reasonable access to the Premises and does not affect the first-class nature of the Project.  Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises.  In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business.  Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b)           Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises.  Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

(c)           Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by Law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable.

(d)           Landlord and persons authorized by Landlord shall have the right, upon no less than 24 hours’ prior notice to Tenant (except in an emergency), to enter the Premises (together with any necessary materials and/or equipment), (i) to inspect or perform such work as Landlord may reasonably deem necessary or (ii) to exhibit the Premises to prospective purchasers or, during the last 18 months of the Term, to prospective tenants, or (iii) for any other purpose as Landlord may deem necessary or desirable.  Landlord shall have no liability to Tenant by reason of any such entry unless the same arises from Landlord’s gross negligence or willful misconduct.  Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term except as expressly provided herein.

4.05           Repairs.  Tenant shall keep the Premises (including, without limitation, all Tenant’s Fixtures) in good condition and, upon expiration or earlier termination of the Term, shall surrender the same to Landlord in substantially the same condition as when first occupied, reasonable wear and tear excepted.  Tenant’s obligations pursuant to this Section 4.05 shall include, without limitation, the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building.  Any maintenance, repair or replacement to the windows (including, without limitation, any solar film attached thereto), the Building systems, the Building’s structural components or any areas outside the Premises and which is Tenant’s obligation to perform shall be performed by Landlord at Tenant’s expense.  Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Building.

4.06           Compliance with Laws.  (a)    Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time duly in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof.  Nothing contained in this Section 4.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s particular manner of use of the Premises or the use by Tenant of the Premises for purposes other than normal and customary ordinary office purposes.  Tenant shall procure and maintain all licenses and permits required for its business.

(b)           Tenant shall comply in all respects with the applicable laws, statutes, ordinances, permits, orders, decrees, guidelines, rules, regulations and orders pertaining to health or the environment (“Applicable Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and the Resource Conservation and Recovery Act (“RCRA”), as each of the foregoing may be amended from time to time.  Tenant does hereby, for itself and its heirs, legal representatives, successors and assigns agree to and hereby does indemnify, defend and hold harmless Landlord, and its heirs, legal representatives, successors and assigns, from any and all liabilities, assessments, suits, damages, costs and expenses, reasonable attorneys’ fees and judgments related to or arising out of (a) the breach of any of the agreements of Tenant under this Section 4.06(b), (b) me handling, installation, storage, use, generation, treatment or disposal of Hazardous Materials (as hereinafter defined), including any cleanup, remedial, removal or restoration work required by the Applicable Environmental Laws which is necessitated by Tenant’s violation of the provisions of this Section 4.06(b) or (c) the assertion of any lien or claim upon the Premises pursuant to the Applicable Environmental Laws which is not instituted due to any action of Landlord.  The covenants and agreements of Tenant under this Section 4.06(b) shall survive the expiration or termination of this Lease.  As used in this Lease, the term “Hazardous Materials” means any flammables, explosives, radioactive materials, asbestos-containing materials, petroleum products, the group of organic compounds known as polychlorinated byphenyls and other hazardous waste, toxic substances or related materials, including without limitation, substances defined as hazardous substances, hazardous materials, toxic substances or solid waste in CERCLA, the Hazardous Materials Transportation Act and RCRA, as each of the foregoing may be amended from time to time.  Notwithstanding anything to the contrary contained herein, Tenant’s use, location, or storage in the Premises of de minimis amounts of Hazardous Substances which are contained in typical cleaning and office supplies and equipment shall not be a violation of this Section 4.06(b), provided the same are used, stored and disposed of in strict compliance with all Laws.

(c)           Anything contained in this Lease to the contrary notwithstanding, if the existing sprinkler system in the Premises shall require any changes, modifications or alterations, including, without limitation, the installation of additional sprinkler heads or other equipment, as a result of the Initial Tenant Work or as a result of any subsequent Alteration performed by or on behalf of Tenant, or as a result of Tenant’s use of the Premises, Tenant shall perform all work and make all installations necessary in order to fully sprinkler the Premises in compliance with the provisions of Local Law 5 of the New York City Administrative Code, as approved January 18, 1973, as amended from time to time (whether or not the Building is sprinklered or required to be sprinklered by such law).

(d)           Except to the extent the same is Tenant’s responsibility pursuant to Section 4.06(a) or Section 4.06(b) above or elsewhere in this Lease, Landlord shall comply with all Laws in effect as of the Commencement Date applicable to the common corridors of the Building adjacent to the Premises and the common areas of the Building generally made available to tenants of the Building, but only if Tenant’s use of the Premises shall be materially and adversely affected by non-compliance therewith, subject to Landlord’s right to contest the applicability or legality of such Laws.

4.07           Tenant Advertising.  Tenant shall not place or install any logo, lettering or other signage on the exterior of the Building, nor shall Tenant place in any display case, windows, entrance doors or any other area visible to the public view from the outside of the Building or from the outside of the Premises, any such signage, without first obtaining in each instance Landlord’s prior consent, which consent shall not be unreasonably withheld.  Tenant shall promptly remove any signage if Landlord shall object thereto.  If Landlord shall consent to requested proposed signage or advertising by Tenant, no change in the composition, dimensions or content of such signage or advertising may thereafter be made without first obtaining Landlord’s consent in each instance.  Tenant shall be entitled to maintain its signage located in the elevator lobby of the eighth floor and/or on its entrance door which exists as of the date of this Lease without Landlord’s prior approval.  Tenant shall obtain and maintain throughout the Term all permits required by Laws for the installation, display and maintenance of any such signage.  Tenant shall be entitled to install a replacement sign in the elevator lobby in the eighth floor of the Building provided that Landlord shall give its prior consent thereto, such consent not to be unreasonably delayed, conditioned or withheld.  On the expiration or sooner termination of the Term, Tenant shall (i) promptly remove all signage installed or displayed by Tenant, and (ii) promptly repair in a good and workmanlike manner in conformity with Laws and all applicable provisions of this Lease, all damage to the Building caused by such removal.  Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord’s consent (not to be unreasonably withheld or delayed).

4.08           Right to Perform Tenant Covenants.  If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace period.  If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to the Curing Party (as Additional Charges) the reasonable costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within 30 days after receipt by Tenant of a statement as to the amounts of such costs (accompanied by evidence thereof).  If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond.  “Interest Rate” means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist or shall cease to announce such rate, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus 4% and (ii) the maximum rate permitted by law.

ARTICLE 5

Assignment and Subletting

5.01           Assignment; Etc.  (a)            Subject to Section 5.02, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord.  The dissolution or direct or indirect transfer of a majority of the ownership interests in, or control of, Tenant (however accomplished including, by way of example, the admission of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards.  The initial public offering or secondary sale of stock on a national stock exchange or on an “over the counter” market shall not be deemed an assignment.  An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease.  No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting.  Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void.

(b)           Notwithstanding Section 5.01(a), without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment or on the date of this Lease, whichever is greater (and reasonably satisfactory proof of which shall have been furnished to Landlord),

(c)           Notwithstanding Section 5.01(a), without the consent of Landlord, Tenant may assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such assignment or sublease from Tenant; (ii) in the case of any such assignment, (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease and (C) the assignee shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP consistently applied) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment or on the date of this Lease, whichever is greater (and reasonably satisfactory proof of which shall have been furnished to Landlord) and (iii) such entity at all times remains an Affiliate of Tenant named herein.  “Affiliate” means, as to any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity.  “Control” (and with correlative meaning, “controlled by” and “under common control with”) means ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question.

(d)           Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be entitled to sublet all or any portion of the Basement Premises except for a subletting of the entire Basement Premises being consummated in connection with a sublease of the entire 8th Floor Premises; it being intended that, at all times, the occupant of the Basement Premises shall be the same as the occupant of the 8th Floor Premises,

5.02           Landlord’s Right of First Offer.  (a)    If Tenant desires to assign this Lease or sublet all or part of the Premises (other than in accordance with Sections 5.01(b) or 5.01(c), Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant’s good faith offer of the fixed annual rent which Tenant desires to receive for such proposed subletting, the base years/amounts for escalation payments and the economic terms of any other additional rent payments, (iii) the proposed assignment or sublease commencement date and (iv) all of the other material terms of such proposed assignment or sublease,

(b)           Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) sublease such space from Tenant (if the proposed transaction is a sublease of all or part of the Premises), (ii) have this Lease assigned to it or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises for substantially all of the remaining term of this Lease which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises).  Said option may be exercised by Landlord by notice to Tenant within 30 days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord.

(c)           If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice and all Rent shall be paid and apportioned to such date, and the Letter of Credit shall be returned to Tenant in accordance with Section 2.09.  Upon termination of the Lease pursuant to this Section 5.02(e), neither Landlord nor Tenant shall have any further obligations under this Lease except for those that expressly survive termination of the Lease.

(d)           If Landlord exercises its option under Section 5.02(b)(ii) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord, effective on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice.  Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment.  If the Tenant’s Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

(e)           If Landlord exercises its option under Section 5.02(b)(iii) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to such part of the Premises on the effective date of the proposed sublease; (ii) from and after such date the Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises and (iii) Tenant shall pay to Landlord, upon demand, the costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise.

(f)           If Landlord exercises its option under Section 5.02(b)(i) to sublet the space Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Charges then payable pursuant to this Lease or (ii) the rental set forth in the applicable Tenant’s Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant’s Offer Notice, and:

(A)
shall be subject to all of the terms and conditions of the Tenant’s Offer Notice and all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(B)
shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(C)
shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease; provided, that Landlord shall endeavor to provide reasonable prior notice thereof, but Landlord shall have no liability for its failure to do so;

(D)
shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant, at its expense, shall repair any damage caused by such removal;

(E)
shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Landlord’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise (“Recapture Alterations”), (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition and (5) Tenant shall not be obligated to remove any Recapture Alterations or restore the 8th Floor Premises as a result of the removal by Landlord or Landlord’s sublessee of any Recapture Alterations, prior to the Expiration Date; provided, however, that Tenant’s removal and restoration obligations under Section 4.03 hereof shall continue to apply to (x) any applicable Alterations or Fixtures remaining in the 8th Floor Premises at the expiration of the term of such sublease which existed in the 8th Floor Premises on the date Landlord subleased the space from Tenant and (y) any applicable Alterations or Fixtures subsequently installed by (or on behalf of) Tenant in the 8th Floor Premises.

(F)	shall provide that Tenant shall not be liable for any acts or omissions of Landlord’s subtenant.

(g)           In the case of a proposed sublease, Tenant shall not sublet any space to a third party at a rental which is less (on a per rentable square foot basis) than the rental (on a per rentable square foot basis) specified in Tenant’s Offer Notice with respect to such space or which is on other terms less favorable to Tenant than those specified in Tenant’s Offer Notice, without complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord.  In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party for such assignment then the consideration offered to be paid or concession offered to be granted to Landlord in Tenant’s Offer Notice, or which is on other terms less favorable to Tenant than those specified in Tenant’s Offer Notice, without complying once again with all of the provisions of this Section 5.02 and re-offering to assign this Lease to Landlord.

(h)           Nothing contained in this Section 5.02 shall give Tenant any right to assign this Lease or sublet all or any part of the Premises or enter into any other transfer and the same shall require Landlord’s consent as described in Section 5.01 (except as otherwise provided herein).

5.03           Assignment and Subletting Procedures.  (a)    If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of all or part of the Premises and Landlord does not timely exercise any of its options under Section 5.02, and Tenant thereafter desires to assign this Lease or sublet the space specified in Tenant’s Offer Notice, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (A) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice, (B) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (C) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statement and (D) such other information as Landlord may reasonably request, and Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld, provided that:

(i)    such Transfer Notice shall be delivered to Landlord within 6 months after the delivery to Landlord of the applicable Tenant’s Offer Notice, failing which Tenant shall be obligated to again comply with the provisions of Section 5.02.

(ii)    In Landlord’s judgment the proposed assignee or subtenant will use the Premises in a manner that (A) is in keeping with the then standards of the Building, (B) is limited to the use expressly permitted under this Lease, and (C) will not violate any negative covenant as to use contained in any other Lease of space in the Building.

(iii)    The proposed assignee or subtenant is, in Landlord’s reasonable judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved.

(iv)    Neither the proposed assignee or sublessee, nor any Affiliate of such assignee or sublessee, is then an occupant of any part of the Building, unless no other comparable space is then or could thereafter be made available in the Building.

(v)    The proposed assignee or sublessee is not a person with whom Landlord is then negotiating or has within the prior 3 months negotiated to lease space in the Building.

(vi)    The form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5.

(vii)    There shall not be more than 3 occupants of the Premises (including Tenant).

(viii)    (Intentionally Omitted)

(ix)    Tenant shall reimburse Landlord on demand for any reasonable costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent.

(b)           If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within 45 days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises.

5.04           General Provisions.  (a)    If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee.  If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant.  In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b)           No assignment or other transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Section 7.02 and Section 7.03, and (ii) an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this Lease.

(c)           Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease.  The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

(d)           Each subletting by Tenant shall be subject to the following:

(i)           No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(ii)           No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(iii)           Each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e)           Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and without complying with all of the terms and conditions of this Article 5. including, without limitation, Section 5.05, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be,

(f)           Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof.

5.05           Assignment and Sublease Profits.  (a)    If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes, Operating Expenses and electricity by a subtenant under a sublease of any part of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Charges, 50% of such excess.  Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement.  “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent, Tax Payments and Operating Payments which is attributable to the sublet space for the sublease term, plus (ii) the actual out-of-pocket costs paid by Tenant on account of electricity in respect of the sublet space, plus (iii) the actual out-of-pocket costs reasonably paid by Tenant in making changes in the layout and finish of the sublet space for the subtenant amortized on a straight-line basis over the term of the sublease plus (iv) the actual out-of-pocket amount of any reasonable brokerage commissions and reasonable legal fees paid by Tenant in connection with the sublease amortized on a straight-line basis over the term of the sublease.  “Other Sublease Consideration” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

(b)           Upon any assignment of this Lease, Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom the actual out-of-pocket amount of any reasonable brokerage commissions and reasonable legal fees paid by Tenant in connection with the assignment.  “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns).

(c)           Notwithstanding anything herein to the contrary, this Section 5.05 shall not apply to any assignment or subletting permitted without Landlord’s consent pursuant to Sections 5.01(b) or (c) hereof.

ARTICLE 6

Subordination; Default; Indemnity

6.01           Subordination.  (a)    This Lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”) which may now or hereafter affect all or any portion of the Project or any interest therein and to any amendment, modification, supplement, renewal or extension thereof.  The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”.  Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective.  Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant’s obligations under this Lease or a material reduction in the benefits available to Tenant.  In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord (except for Future Landlord) shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (ii) liable for the return of any monies paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord.  Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b)           Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor.  If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued.  Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease,

(c)           (i)           Landlord and Tenant agree that the effectiveness of this Lease is subject to Landlord obtaining and delivering to Tenant a subordination, non-disturbance and attornment agreement (an “SNDA”) from the existing Superior Mortgagee in such existing Superior Mortgagee’s customary form, and Landlord shall diligently and in good faith attempt to obtain such SNDA.  Notwithstanding the foregoing, if Tenant fails to execute, acknowledge or deliver to Landlord or to such holder such SNDA within 10 Business Days after Landlord’s delivery of same to Tenant, whether or not such holder has already executed same, this Lease shall be deemed subordinate to such superior mortgage as set forth in this Article 6 on the same terms of the SNDA (as if such SNDA had been executed), and Landlord shall be deemed to have fulfilled all of its obligations under this Section 6.01(c) with respect to obtaining an SNDA from such holder.  If Landlord shall not deliver an SNDA to Tenant on or before 60 days following execution of this Lease (the “SNDA Date”), Tenant shall have the right to cancel this Lease by giving notice to Landlord at any time prior to the date (the “Cancellation Deadline Date”) which is the earlier of (A) 10 Business Days following the SNDA Date or (B) the date upon which Landlord shall have delivered an SNDA to Tenant, time being of the essence, and such termination shall be deemed effective on the date such notice is received by Landlord.  Landlord may, but shall not be obligated to, continue its commercially reasonable efforts to obtain the SNDA beyond the SNDA Date.  If Tenant duly exercises its right to cancel this Lease pursuant to this clause (i) prior to the Cancellation Deadline Date, then this Lease shall automatically be deemed null and void and of no further force or effect.  If Tenant fails to duly exercise its right to cancel this Lease pursuant to this clause (i) prior to the Cancellation Deadline Date, then Tenant shall be deemed to have irrevocably and unconditionally waived its right to cancel this Lease under this Section 6.01(c).

(ii)           If this Lease is not terminated as provided in this Section 6.01(c) above, then on the day immediately following the Cancellation Deadline Date, Tenant shall execute and deliver to Landlord a written confirmation that Tenant has irrevocably and unconditionally waived its right to terminate this Lease pursuant to this Section 6.01(c); provided that, Tenant’s default in so executing and delivering any such written confirmation shall not limit or otherwise affect the waiver of such termination right which is provided for in clause (i) above.

(d)           Landlord shall use commercially reasonable efforts to obtain an SNDA with respect to this Lease from any future Superior Mortgagee, in such future Superior Mortgagee’s then customary form.  This Lease and Tenant’s obligations hereunder shall not be affected or impaired in any respect should any such future Superior Mortgagee decline to enter into such SNDA and this Lease shall in all events be subject and subordinate to such future Superior Mortgage as provided in Section 6.01(a) even though such SNDA is not obtained.

(e)           (ii)           Landlord has informed Tenant that Landlord holds its interest in the Building pursuant to a certain ground lease (the “Existing Ground Lease”) having a term which shall expire on December 14, 2013 and that Landlord’s affiliate, Hiro Real Estate, L.L.C. (“Future Landlord”) holds an interest in the Building under a certain ground lease (the “Future Ground Lease”) having a term which shall commence on December 15, 2013 (the “Future Ground Lease Commencement Date”).  Tenant agrees that, effective as of the Future Ground Lease Commencement Date (so long as this Lease remains in full force and effect as of such date) Tenant shall attorn to Future Landlord, as landlord, under all of the terms and conditions of this Lease as if Future Landlord were the named Landlord hereunder.  Such attornment shall be automatic and no further instrument shall be necessary in order to make such attornment effective; provided that, Tenant and Future Landlord each agree, upon the request of the other, to execute and deliver such confirmation as may be reasonably requested by the other to confirm the foregoing.  Future Landlord is executing this Lease to acknowledge that as of the Future Ground Lease Commencement Date, Future Landlord is assuming all of the obligations of Landlord under this Lease.

(ii)           Future Landlord hereby represents to Tenant that the Future Ground Lease is in full force and effect; provided, that the term thereof has not yet commenced.

(iii)           Future Landlord agrees that it shall not voluntarily terminate the Future Ground Lease prior to the stated expiration date thereof.

(f)           Tenant acknowledges that the effectiveness of this Lease is subject to, and conditioned upon, Landlord obtaining a consent from Landlord’s lenders with respect to this Lease in form and substance reasonably satisfactory to Landlord (a “Consent”).  Landlord shall diligently and in good faith attempt to obtain such Consent; provided that Landlord shall not be obligated to expend any sums (other than de minimis amounts) or incur any liability in connection therewith.  If Landlord shall not obtain the Consent on or before the date which is 60 days after the date of this Lease, then either party shall thereafter have the right to terminate this Lease by delivering notice thereof to the other party at any time prior to the date (the “Consent Receipt Date”) upon which Landlord shall obtain the Consent, time being of the essence, and such termination shall be deemed effective on the date such notice is received by the other party.  Landlord shall have the right, but not the obligation, to continue its commercially reasonable efforts to obtain the Consent beyond the date specified above.  If either party duly exercises its right to cancel this Lease pursuant to this Section 6.01(f) then this Lease shall automatically be deemed null and void and of no further force or effect.

6.02           Estoppel Certificate.  Each party shall, at any time and from time to time, within 10 days after request by the other party, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Commencement Date, Expiration Date and the dates to which the Fixed Rent and Additional Charges have been paid and stating whether or not, to the best knowledge of such party, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by the party to whom such statement is addressed.  Each party shall include or confirm in any such statement such other information concerning this Lease as the other party may reasonably request.

6.03           Default.  This Lease and the term and estate hereby granted are subject to the limitation that:

(a)           if Tenant defaults in the payment of any Rent, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default, or

(b)           if Tenant defaults in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Section 6.03(a), (c), (d), (f), (g) or (h)), and if such default continues and is not cured within 30 days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 30 days, if Tenant shall not immediately upon the receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default or (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same,

(c)           if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 5, or

(d)           if Tenant shall abandon the Premises for a period of at least 60 consecutive days for any reason other than a Casualty (and the fact that any of Tenant’s Property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises), or

(e)           (Intentionally Omitted)

(f)           if a default of the kind set forth in Section 6.03(a), (b) or (g) shall occur and have been cured, and if a similar default shall occur more than twice within the next 365 days, whether or not such similar defaults are cured within the applicable grace period, or

(g)           if a default in the keeping, observance or performance of any covenant or agreement under Section 4.02(g) occurs and if such default continues and is not cured within 5 days after Landlord gives to Tenant a notice specifying the same, or

(h)           if Tenant fails to deliver to Landlord any Letter of Credit, or amendment thereto, on the date and in the manner required under Section 2.09,

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of 5 days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such 5 days with the same effect as if the last of such 5 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04           Re-entry by Landlord.  If Tenant defaults in the payment of any Rent and such default continues for 5 days, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises.  The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings.  Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05           Damages.  If this Lease is terminated under Section.6,03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)           a sum which, at the time of such termination, represents the then present value (using a discount rate of 4%) of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Charges which would have been payable by Tenant under Section 2.04 and Section 2.05 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Charges payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

(b)           sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section.6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord on account of any period that is the subject of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.  Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry,

6.06           Other Remedies.  Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.  Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.  The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.07           Right to Injunction.  In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction.  The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08           Certain Waivers.  Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease.  Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import.  Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09           No Waiver.  Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter.  Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease.  Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment.  No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

6.10           Holding Over.  (a)    If Tenant holds over without the consent of Landlord after expiration or termination of this Lease, Tenant shall (A) pay as holdover rental for each month of the holdover tenancy an amount equal to the Holdover Percentage multiplied by the greater of (i) the fair market rental value of the Premises for such month (as reasonably determined by Landlord) or (ii) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term; and (B) if Tenant holds over for more than 30 days after the expiration or earlier termination of this Lease, be liable to Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant.  “Holdover Percentage” means (x) during the first 30 days of such holdover, 150% and (y) thereafter, 200%.  No holding over by Tenant after the Term shall operate to extend the Term.  Notwithstanding the foregoing, the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

(b)           No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof.  Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 6.10.

(c)           The acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the provisions of this Section 6.10 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York.  Tenant expressly waives, for itself and for any person or entity claiming through or under Tenant, any rights which Tenant or any such person or entity may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the provisions of this Lease.

6.11           Attorneys’ Fees.  If Landlord places the enforcement of this Lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same and prevails in such enforcement, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, reimburse Landlord for Landlord’s reasonable attorneys’ fees and disbursements and court costs.

6.12           Nonliability and Indemnification.  (a)    Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.

(b)           Subject to Section 7.03, Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective direct and indirect members, partners, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective direct or indirect members, partners, shareholders, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises, (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)); together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 below applies) or willful misconduct of the Indemnified Party.  If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

ARTICLE 7
Insurance; Casualty; Condemnation

7.01           Compliance with Insurance Standards.  (a)    Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project.

(b)           If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant, A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

7.02           Tenant’s Insurance.  Tenant shall maintain at all times during the Term (a) “all risk” property insurance covering all present and future Tenant’s Property, Fixtures and Tenant’s Improvements and Betterments to a limit of not less than the full replacement cost thereof with a deductible not in excess of $25,000, and (b) commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 combined single limit for bodily injury and property damage liability in any one occurrence and (c) boiler and machinery insurance, if there is a boiler, supplementary air conditioner or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $2,500,000 and (d) when Alterations are in process, the insurance specified in Section 4.02(f) hereof.  The limits of such insurance shall not limit the liability of Tenant.  Tenant shall deliver to Landlord and any additional insureds, on or prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent.  Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy.  All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A-/VI1I or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days’ prior written notice of such cancellation, lapse or modification.  The proceeds of policies providing “all risk” property insurance of Tenant’s Property, Fixtures and Improvements and Betterments shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear.  Tenant shall cooperate with Landlord in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance monies.  Landlord may from, time to time, upon not less than 30 days’ prior notice to Tenant, require that the amount of the insurance to be maintained by Tenant under this Section.7.02 be increased, so that the amount thereof adequately protects Landlord’s interest; provided, however, that such increases shall be consistent with Landlord’s requirements for other tenants generally.

7.03           Subrogation Waiver.  Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property, Fixtures and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party.  Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability.  Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

7.04           Condemnation.  (a)    If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date.  If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority.  If there shall be a taking of the 8th Floor Premises of such scope (but in no event less than 20% thereof) that Tenant would not be able to operate its business in the untaken part of the 8th Floor Premises, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority.  If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date.  In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property, Fixtures and Tenant’s Improvements and Betterments) as nearly as practicable to its condition prior to such taking.  If the Lease is terminated pursuant to this Section 7.04(a), Landlord shall return to Tenant the Letter of Credit to the extent required and in the manner set forth in Section 2.09, and Landlord and Tenant shall have no further obligations under this Lease except for those that expressly survive the termination of this Lease.

(b)           In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and do not reduce the amount available to Landlord or materially delay the payment thereof.

(c)           If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises (which restoration shall be performed by Landlord; provided that Landlord shall have no obligation to restore Tenant’s Property, Fixtures or Improvements and Betterments).  This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due.  If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date.  Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d)           In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05           Casualty.  (a)    If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (excluding Tenant’s Improvements and Betterments, Tenant’s Fixtures and Tenant’s Property) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis), at its sole cost, after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Section 4.02 all Tenant’s Property, Tenant’s Fixtures and Tenant’s Improvements and Betterments with reasonable dispatch after the Casualty.

(b)           If all or part of the 8th Floor Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Charges under Section 2.04 and Section 2.05 shall be abated in the proportion that the untenantable area of the 8th Floor Premises bears to the total area of the 8th Floor Premises, for the period from the date of the Casualty to the earlier of (i) the date the 8th Floor Premises is made tenantable (provided, that if the 8th Floor Premises would have been tenantable at an earlier date but for Tenant having failed to cooperate with Landlord in effecting repairs or restoration or collecting insurance proceeds, then the 8th Floor Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease) or (ii) the date Tenant or any subtenant reoccupies a portion of the 8th Floor Premises (in which case the Fixed Rent and the Additional Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy).  Landlord’s determination of the date the 8th Floor Premises is tenantable shall be controlling unless Tenant disputes same by notice to Landlord within 10 days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination.  Notwithstanding the foregoing, if solely by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent.  Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

(c)           If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than 270 days or the expenditure of more than 20% percent of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than 30% of the 8th Floor Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty.  If the Lease is terminated pursuant to this Section 7.05(c), Landlord shall return to Tenant the Letter of Credit to the extent required and in the manner set forth in Section 2.09, and Landlord and Tenant shall have no further obligations under this Lease except for those that expressly survive the termination of this Lease.

(d)           (i)           If, by reason of a Casualty, 50% or more of the 8th Floor Premises shall be damaged or destroyed and rendered unusable (as estimated by a reputable contractor, architect or engineer designated by Landlord) (a “Substantial Casualty”), then Landlord within 60 days after the date of the Casualty shall deliver to Tenant a statement prepared by a reputable contractor, architect or engineer designated by Landlord setting forth such contractor, architect or engineer’s estimate as to the time required to substantially complete the repair of the 8th Floor Premises (excluding any of Tenant’s Property, Fixtures or Tenant’s Improvements and Betterments).  If the estimated time period exceeds 9 months from the date of such Casualty (the last day of such estimated time period, the “Outside Repair Date”), Tenant may elect to terminate this Lease by giving notice (the “Damage Termination Notice”) to Landlord within 20 days after Tenant’s receipt of such contractor’s estimate (time of the essence).  If Tenant timely gives a Damage Termination Notice, the Term shall expire upon 20 days after such notice is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord In accordance with the provisions of this Lease.  If Tenant fails timely to deliver the Damage Termination Notice as aforesaid, Tenant shall be deemed to have waived its right to give such termination notice and Tenant shall have no further right to terminate this Lease under this Section 7.05(d) (except as expressly provided for below).  If the Lease is terminated pursuant to this Section 7.05(d), Landlord shall return to Tenant the Letter of Credit to the extent required and in the manner set forth in Section 2.09, and Landlord and Tenant shall have no farther obligations under this Lease except for those that expressly survive the termination of this Lease.

(ii)           In the event of any Substantial Casualty, if the repair or restoration necessary to render the Premises no longer unusable is not substantially completed by the Outside Repair Date (as such Outside Repair Date shall be extended due to delays caused or occasioned by Force Majeure or by Tenant Delay), then Tenant shall be entitled to terminate this Lease by giving a Damage Termination Notice to Landlord within 20 days after the Outside Repair Date (as so extended), time being of the essence, and, upon the giving of such notice, this Lease and the term hereof shall expire effective on the 20th day after the giving of such notice (the “Damage Termination Date”); provided, however, if Tenant delivers a Damage Termination Notice pursuant to this sentence to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period of 30 days after the date of the Damage Termination Notice by delivering to Tenant, within 10 Business Days after Landlord’s receipt of such Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repairs of such damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within 30 days after the date of the Damage Termination Notice.  If the repairs shall be substantially completed prior to the expiration of such 30-day period, the Damage Termination Notice shall be null and void and of no force or effect, and this Lease shall continue, but if the repairs shall not be substantially completed within such 30-day period, then this Lease shall terminate upon the expiration of such 30-day period.

(e)           Landlord shall not carry any insurance on Tenant’s Property, Fixtures or Tenant’s Improvements and Betterments and shall not be obligated to repair or replace Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures.  Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures.  Tenant shall notify Landlord promptly of any Casualty in the Premises.

(f)           This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

ARTICLE 8

Miscellaneous Provisions

8.01           Notice.  All notices, demands, consents, approvals, waivers or other communications which may or are required to be given by either party to the other under this Lease (each, “Notice”) shall be in writing and shall be delivered by (a) personal delivery, (b) the United States mail, certified or registered, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier, in each case addressed to the party to be notified as follows:

If to Landlord:

Hiro Real Estate Co.
150 East 42nd Street, Mezzanine Level
New York, New York 10017
Attn.: Mr. Karl Ruping, Chief Operating Officer

with copies being simultaneously delivered to:

Hiro Real Estate Co.
150 East 42nd Street, Mezzanine Level
New York, New York 10017
Attn.: Mr. Daniel J. Immordino, Controller

Hiro Real Estate Co.
150 East 42nd Street
Building Management Office
New York, New York 10017
Attn.: Building Manager

CB Richard Ellis, Inc.
200 Park Avenue
New York, New York  10166
Attn.: Mr. Scott Gottlieb

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn.: Ross Z. Silver, Esq.

If to Tenant:

Intralinks, Inc.
150 East 42nd Street
8th Floor
New York, New York 10017
Attn.: General Counsel

with a copy being simultaneously delivered to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, New York  10103
Attn.: Edward M. Joyce, Esq.

Either party may from time to time designate a different (or additional) address(es) for Notices by at least five (5) days prior Notice to the other party.  Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney, and Notices from.  Tenant may be given by Tenant’s attorney.  Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor from the personal delivery service, United States Postal Service, or national courier service, as applicable, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure or refusal as evidenced by a written receipt therefore from the personal delivery service, United States Postal Service, or national courier service, as applicable.

8.02           Building Rules.  Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in the Tenant Manual, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein.  Landlord shall not be obligated to enforce the rules of the Building against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building; provided, that Landlord shall not enforce the rules of the Building in a manner which discriminates against Tenant.  If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

8.03           Severability.  If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

8.04           Certain Definitions.  (a)    “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.

(b)           “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner of any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

8.05           Quiet Enjoyment.  Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Charges to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this Lease.

8.06           Limitation of Landlords Personal Liability.  Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

8.07           Counterclaims.  If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.08           Survival.  All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease.  Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments, Operating Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

8.09           Certain Remedies.  If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent.  No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

8.10           No Offer.  The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution.  Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

8.11           Captions; Construction.  The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease, This Lease may be executed in multiple counterparts, each of which constitutes an original and all of which, taken together, constitute one and the same instrument.  This Lease may be executed in multiple counterparts, each of which constitutes an original and all of which, taken together, constitute one and the same instrument,

8.12           Amendments.  This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.13           Broker.  Each party represents to the other that such party has dealt with no broker other than CB Richard Ellis, Inc. (“Broker”) in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than Broker who alleges that it has dealt with the indemnifying party in connection with this Lease or the Building.  Landlord shall enter into a separate agreement with Broker which provides that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to Broker a commission to be agreed upon between Landlord and Broker, subject to, and in accordance with, the terms and conditions of such agreement.

8.14           Merger.  Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease.  This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

8.15           Successors.  This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.16           Applicable Law.  This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.17           No Development Rights.  Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Landlord.  Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent.  The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

8.18           Condominium.  This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which are or shall be recorded in order to convert the Land and the improvements erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, provided the Declaration does not include other terms which increase Tenant’s obligations (in any material respect) or decrease Tenant’s rights (in any material respect).  If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Tenant’s Tax Share and Tenant’s Operating Share and appropriate reductions in the Operating Expenses for the Base Operating Year and the Base Tax Amount; provided, that, such amendment shall not reduce Tenant’s rights or increase Tenant’s obligations under this Lease (in either case in any material respect) or increase Tenant’s monetary obligations under the Lease.

8.19           Embargoed Person.  Tenant represents that as of the date of this Lease, and Tenant covenants that throughout the term of this Lease: (a) Tenant is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law and (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law. “Embargoed Person” means a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority.  If any representation made by Tenant pursuant to this Section 8.19 shall become untrue Tenant shall within 10 days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

8.20           Landlord’s Contribution.  (a)    Subject to Section 8.20(d), Tenant shall be entitled to receive for the cost of Initial Tenant Work and Qualified Soft Costs, an amount (the “Landlord’s Contribution”) equal to $1,948,680.00 (i.e., $45.00 per rental square foot contained in the 8th Floor Premises), upon the following terms and conditions:

(A)           Subject to Section 8.20(d), the Landlord’s Contribution shall be payable to Tenant in installments as Initial Tenant Work progresses, but in no event more frequently than monthly.

(B)           Prior to the payment of any installment.  Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by (x) paid invoices for the Initial Tenant Work and Qualified Soft Costs performed or incurred since the last disbursement of the Landlord’s Contribution, (y) a certificate signed by Tenant’s architect and an officer of Tenant certifying that the Initial Tenant Work and Qualified Soft Costs and services represented by the aforesaid invoices have been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord, and (z) lien waivers by architects, contractors, subcontractors and all materialmen for all such work and services.  Landlord shall be permitted to retain from each disbursement an amount equal to 10% of the amount requested to be disbursed by Tenant.  The aggregate amount of the retainages shall be paid by Landlord to Tenant upon the completion of all Initial Tenant Work and upon receipt from Tenant of (1) a certificate signed by Tenant’s architect and an officer of Tenant certifying that all Initial Tenant Work has been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord, (2) all Building Department sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover, (3) a final lien waiver and general release from all contractors and subcontractors performing Initial Tenant Work releasing Landlord and Tenant from all liability for any Initial Tenant Work and (4) five (5) sets of “as-built” drawings of the Initial Tenant Work using the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later or such other system or medium as Landlord may accept.  Each installment of Landlord’s Contribution shall be made to Tenant within 30 days next following the delivery to Landlord of the documentation described above (the “Documentation”), provided that the Documentation is submitted to Landlord on or before the 10th day of a month, and in the event the Documentation is submitted at any time after the 10th day of any given month, Landlord’s payment shall be made on or before the end of the month following the month in which Tenant submits the Documentation.

(C)           Tenant is not then in monetary or material non-monetary default under this Lease.  To the extent that any disbursement is not made by reason of Tenant’s default, upon cure of such default, Tenant may resubmit such request for disbursement, notwithstanding that such request may be the second request in a month.

(D)           In no event shall Tenant be entitled to reimbursement from the Landlord’s Contribution for Qualified Soft Costs in excess of an aggregate amount for all Qualified Soft Costs of $195,000.00.

(b)           “Initial Tenant Work” means the installation of fixtures, improvements and appurtenances attached to or built into the 8th Floor Premises, and shall not include movable partitions, business and trade fixtures, machinery, equipment, furniture, furnishings and other articles of personal property.

(c)           “Qualified Soft Costs” means the fees and expenses of third-party architects, engineers and technical consultants and filing fees, in each case incurred by Tenant in connection with the Initial Tenant Work, up to $195,000.00 in the aggregate.

(d)           In no event shall Tenant make requests for disbursements for more than 50% of Landlord’s Contribution, in the aggregate, prior to the Commencement Date, Tenant shall not be entitled to make any request for a disbursement for any portion of Landlord’s Contribution later than the second (2nd) anniversary of the Commencement Date (the “Outside Requisition Date”) and if Tenant shall fail to make any such request for a disbursement in connection with Tenant’s performance of the Initial Tenant Work by the Outside Requisition Date, then Tenant shall waive Tenant’s right to receive any payment theretofore in connection therewith.  If Tenant does not use all or any portion of Landlord’s Contribution for the Initial Tenant Work or Qualified Soft Costs in connection therewith within 12 months following the Commencement Date, Tenant shall be entitled to direct Landlord, by notice, to apply all or any portion of such balance of Landlord’s Contribution as a credit toward the next subsequent installment s) of Rent coming due hereunder.

(e)           The right to receive reimbursement for the cost of Initial Tenant Work as set forth in this Section 8.20 shall be for the exclusive benefit of Tenant or its Affiliates, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.

ARTICLE 9

Renewal Right

9.01           Renewal Right.  (a)    Provided that on the date Tenant exercises the Renewal Option and at the commencement of the Renewal Term (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease and (iii) Tenant shall occupy the entire Premises, Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease until December 13, 2028 (the “Renewal Term”), to commence at the expiration of the initial Term.

(b)           The Renewal Option shall be exercised with respect to the entire Premises only and shall be exercisable by Tenant giving notice to Landlord (the “Renewal Notice”) at least 18 months before the last day of the initial Term.  Time is of the essence with respect to the giving of the Renewal Notice.

9.02           Renewal Rent and Other Terms.  (a)    The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Fixed Rent shall be as determined pursuant to the further provisions of this Section.9.02; (ii) Tenant shall accept the Premises in its “as is” condition at the commencement of the Renewal Term, and Landlord shall not be required to perform any work, to pay Landlord’s Contribution or any other amount or to render any services to make the Premises ready for Tenant’s use and occupancy or to provide any abatement of Fixed Rent or Additional Charges, in each case with respect to the Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; and (iv) the Base Tax Amount shall be the Taxes for the Tax Year ending immediately before the commencement of the Renewal Term and the Base Operating Year shall be the Operating Year ending immediately before the commencement of the Renewal Term.

(b)           The annual Fixed Rent for the Premises for the Renewal Term shall be the Fair Market Rent.  “Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the Renewal Term, taking into account all relevant factors; provided, that the remaining term of the ground lease then in effect shall not be taken into account.

(c)           If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the “Rent Notice”) at least 150 days before the last day of the initial Term of Landlord’s determination of the Fair Market Rent (“Landlord’s Initial Determination”).  Tenant shall notify Landlord (“Tenant’s Notice”), within 20 days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Initial Determination, and if Tenant disputes Landlord’s Initial Determination, Tenant’s Notice shall set forth Tenant’s determination of the Fair Market Rent (“Tenant’s Initial Determination”).  If Tenant fails to give Tenant’s Notice within such 20 day period, or if Tenant gives Tenant’s Notice within such 20 day period but fails to set forth therein Tenant’s Initial Determination, then Tenant shall be deemed to have accepted Landlord’s Initial Determination.

(d)           (i)           If Tenant timely disputes Landlord’s Initial Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within 20 days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined by arbitration in the City of New York, as set forth in this Section 9.02(d).  Tenant shall initiate the arbitration process by giving notice to that effect to Landlord within 20 days after the giving of Tenant’s Notice, which notice shall include the name and address of Tenant’s designated arbitrator.  If Tenant fails to give such notice within such 20 day period, then Tenant shall be deemed to have accepted Landlord’s Initial Determination.  Within 30 days after the designation of Tenant’s arbitrator, Landlord shall give notice to Tenant of the name and address of Landlord’s designated arbitrator.  If Landlord shall fail timely to appoint an arbitrator, then Tenant may request the AAA to appoint an arbitrator on Landlord’s behalf.  Such two arbitrators shall have 30 days to appoint a third arbitrator who shall be impartial.  If such arbitrators fail to do so, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within 30 days after such request and both parties shall be bound by any appointment so made within such 30 day period.  If no such third arbitrator shall have been appointed within such 30 day period, either Landlord or Tenant may apply to the Supreme Court, New York County to make such appointment.  The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute.

(ii)           Within 7 days after the appointment of the third arbitrator, the three arbitrators will meet (the “Initial Meeting”) and set a hearing date for the arbitration.  The hearing shall not exceed two days and shall be scheduled to be held within 60 days after the meeting of the three arbitrators.  At the Initial Meeting, Landlord and Tenant may each submit a revised Fair Market Rent determination (each, a “Final Determination”); provided, that Landlord’s Final Determination may not be greater than Landlord’s Initial Determination, and Tenant’s Final Determination may not be lower than Tenant’s Initial Determination.  If either party shall fail so to submit a Final Determination, then Landlord’s Initial Determination or Tenant’s Initial Determination, as applicable, shall constitute such party’s Final Determination.

(iii)           There shall be no discovery in the arbitration.  However, on reasonable notice to the other party, Tenant may inspect any portion of the Building relevant to its claims, and Landlord may inspect any portion of the space occupied by Tenant on the floors in issue.  Thirty days prior to the scheduled hearing, the parties shall exchange opening written expert reports and opening written pre-hearing statements.  Opening written pre-hearing statements shall not exceed 20 pages in length.  Two weeks prior to the hearing, the parties may exchange rebuttal written expert reports and rebuttal written pre-hearing statements.  Rebuttal written pre-hearing statements shall not exceed 10 pages in length.  Ten days prior to the hearing, the parties shall exchange written witness lists, including a brief statement as to the subject matter to be covered in the witnesses’ testimony.  One week prior to the hearing, the parties shall exchange all documents which they intend to offer at the hearing.  Other than rebuttal witnesses, only the witnesses listed on the witness lists shall be allowed to testify at the hearings.  Closing arguments shall be heard immediately following conclusion of all testimony.  The proceedings shall be recorded by stenographic means.  Each party may present live witnesses and offer exhibits, and all witnesses shall be subject to cross-examination.  The arbitrators shall conduct the two day hearing so as to provide each party with sufficient time to present its case, both on direct and on rebuttal, and permit each party appropriate time for cross examination; provided, that the arbitrators shall not extend the hearing beyond two days.  Each party may, during its direct case, present evidence in support of its position and in opposition to the position of the opposing party.

(iv)           The third arbitrator shall make a determination of the Fair Market Rent by selecting either the amount set forth in Landlord’s Final Determination or the amount set forth in Tenant’s Final Determination, whichever the third arbitrator determines is closest to Fair Market Rent for the Premises.  The third arbitrator may not select any other amount as the Fair Market Rent.  The fees and expenses of any arbitration pursuant to this Section 9.02(d) shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and experts and the additional expenses of presenting its own proof.  The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease.  Each arbitrator shall have at least 15 years of experience in leasing and/or valuation of properties which are similar in character to the Building.  After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fail-Market Rent, but the failure to so execute and deliver any such instrument shall not effect the determination of Fair Market Rent.

(e)           If Tenant disputes Landlord’s Initial Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Renewal Term, an amount equal to Landlord’s Final Determination.  If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Renewal Term were greater than the Fair Market Rent payable for the Renewal Term, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Charges payable by Tenant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	HIRO REAL ESTATE CO.

By:	Hiro Enterprise, U.S.A., Inc., its partner

	By:	/s/ Karl Ruping
Karl Ruping
Authorized Signatory

Tenant:	INTRALINKS, INC.

	By:	/s/ Gary Hirsch
Name: Gary Hirsch
Title: SVP

Tenant’s Federal Tax I.D. No.:	13-3899047

With respect only to Section 6.01(e) hereof:

HIRO REAL ESTATE, L.L.C.,

By:	Hiro Real Estate Co.,
its managing member

By:	Hiro Enterprise, U.S.A., Inc.
its general partner

By:	/s/ Karl Ruping
Karl Ruping
Authorized Signatory

[Signature page to Lease]

EXHIBIT A

DESCRIPTION OF LAND

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly side of East 41st Street and the easterly side of Lexington Avenue; running thence northerly along the easterly side of Lexington Avenue, 197 feet 6 inches to the comer formed by the intersection of the easterly side of Lexington Avenue and the southerly side of East 42nd Street; running thence easterly along the southerly side of East 42nd Street, 420 feet to the comer formed by the intersection of the southerly side of East 42nd Street and the westerly side of Third Avenue; running thence southerly along the westerly side of Third Avenue 197 feet 6 inches to the comer formed by the intersection of the westerly side of Third Avenue and the northerly side of East 41st Street and thence westerly along the northerly side of East 41st Street, 420 feet to the comer formed by the intersection of the northerly side of East 41st Street and the easterly side of Lexington Avenue at the point or place of beginning.

A-1

EXHIBIT B

FLOOR PLAN

41ST STREET
THIRD AVENUE
LEXINGTON AVENUE
42ND STREET

FLOOR 8

LEASING PLAN

8

588 Broadway, Suite 700
New York, NY 10012
212.204.5375

HIRO

CBRE
CB RICHARD ELLIS

EXHIBIT C

TENANT MANUAL

C-1

2009

TENANT INFORMATION MANUAL

150 EAST 42ND STREET

FOREWORD

Hiro Real Estate Co welcomes you to 150 East 42nd Street,

This Manual is designed as a quick reference to 150 East 42nd Street’s policies and services.

The information contained in this manual is intended for the convenience of our tenants, but the specific rights and obligations of each tenant are expressly set forth in your individual Lease.  As such, please consult your Lease Agreement.  In the event of any conflict between the provision of your Lease and the information contained in this Manual, the provisions of your Lease Agreement will control.  This Manual contains important phone numbers, addresses and brief outlines of the subjects most likely of concern to you during your tenancy.

This Manual also outlines safety systems, actions that will be taken by the Building staff and your own responsibilities during an emergency.  Please take a few minutes to familiarize yourself with its content and layout.

We want your working day at 150 East 42nd Street to be pleasant, productive and safe.  If you have any suggestions on how we can serve you better, please let us know.

TABLE OF CONTENTS

INTRODUCTION	4

TELEPHONE NUMBERS AND EMAIL ADDRESSES	5

SUMMARY OF BUILDING INFORMATION	6

BUILDING SYSTEMS	7-10

BUILDING STAFF	11

BUILDING HOLIDAY SCHEDULE	12

BUILDING PROCEDURES	13-20
Janitorial/Lighting and Maintenance Services	13
Recycling	13-14
Security Procedures/Access to Building	14-17
Service Elevator Operation	18
Move-In/Move-Out Procedures	18
Deliveries	18
Tenant Charges	19
Service Areas	20
Glass Breakage	20
Smoke-Free Environment	20
Stairs	20

AMERICANS WITH DISABILITIES ACT	21

EMERGENCY PROCEDURES	22-34

BUILDING RULES AND REGULATIONS	35-41

NEW CONSTRUCTION AND TENANT ALTERATION GUIDELINES	42-49

CONSTRUCTION/ALTERATION RULES	50-53

MINIMUM CONSTRUCTION STANDARDS	54-61

BUILDING PERSONNEL	62

INTRODUCTION

150 East 42nd Street (the “Building”) is a forty-two (42) story, 1.6 million square foot first class, modem office Building and retail complex, originally constructed as Mobil Corporation’s worldwide headquarters.

Clad in distinctive decorative stainless steel panels, the lower 4 stories of the Building are accented with blueglass panels.  The 150 East 42nd Street and 375 Lexington Avenue entrances to the main lobby are each distinguished by an “eyebrow” arch of stainless steel.

Several different size floor plans provide maximum flexibility in office layout and use of Building Systems.  Each floor plan permits adaptation to accommodate either full floor or multiple tenant occupancy.

The excellent tenant facilities are complemented by an array of the following retail services: Ann Taylor Loft, Barami, CVS/pharmacy, Delmonico Gourmet Food, Foot Locker, Sinigual Restaurant and Starbucks.

The two pedestrian entrances to the property are located on 42nd Street and Lexington Avenue.  A full-sized loading dock with four bays is located on 41st Street, and is used for deliveries and messenger service.

Located directly across from Grand Central Station, 150 East 42nd Street is well served by many forms of public transportation, all within a short walking distance from the Building.  This location also provides convenient access to the metropolitan airports in the tri-state area.  Subway access for the #4, 5, 6 and 7 lines are conveniently located within one block of the Building.  In addition, a multitude of restaurants and other commercial establishments to fill every need are located steps away from the Building.

TELEPHONE NUMBERS AND EMAIL ADDRESSES

CB Richard Ellis, Inc.
Lobby Desk	212-286-0220
Building Management Office	212-843-4037
Facsimile	212-682-0219
Loading Dock (8am - 6pm M-F)	212-370-0474
Senior Real Estate Manager	walter.maher@cbre.com
Assistant Real Estate Manager	To Be Announced
Real Estate Services Assistant	dawn.moore@cbre.com
Real Estate Services Assistant	janet.winter@cbre.com
Chief Engineer	michael.eggers@cbre.com

Police Department
Emergency	911
17th Precinct	212-826-3211 or 212 826-3228
167 East 51st Street (Between Lexington and 3rd Avenue)
New York, New York 10017

Fire Department
Emergency	911 or 212-999-2222
Non-Emergency	718-999-2000

Medical
Emergency	911
New York University Hospital	212-263-7300
540 First Avenue (On 32nd Street)
New York, New York 10016
Poison Control	212-340-4494
In a Police, Fire or Medical Emergency, call the appropriate number above, then immediately alert the Lobby Desk at 212-286-0220.

Utilities
NYC Water & Sewer	718-699-9811
Con Edison Gas, Steam & Electric	212-683-8830
Note:
The Building’s Managing Agent, CB Richard Ellis, Inc. must be supplied with key representatives after-hour contact telephone numbers (ie: home, cellular and/or pager).  It is occasionally necessary for Building Management to inform tenant representatives about a situation which may affect a tenant’s premises.

SUMMARY OF BUILDING INFORMATION

Hours of Operation

The Building is open 24 hours a day, 365 days a year.  Normal Building services are provided Monday through Friday, 8:00 a.m. - 6:00 p.m., excluding Building Holidays.  Please refer to the Building Holiday schedule located on page 12 for further information.

Building Addresses

Building Mailing Address:
150 East 42nd Street, New York, NY 10017
375 Lexington Avenue, New York, NY 10017

Deliveries:
Loading Dock - 133 East 41st Street
8:00 a.m. - 5:00 p.m. Monday through Friday

Building Management Office:
9:00 a.m. - 5:00 p.m. Monday through Friday

Mail Service

US Post Office:
Grand Central Station
450 Lexington Avenue
New York, NY  10017
212-330-5768

DHL Express:
1-800-225-5345

Federal Express:
1-800-238-5355

United Parcel Service (UPS):
1-800-742-5877

BUILDING SYSTEMS

The following is a general description of the Building’s main mechanical systems.

HEATING, VENTILATION AND AIR CONDITIONING

Heating, ventilation and air conditioning are provided by the Building during normal business hours (8:00 a.m. to 6:00 p.m., Monday through Friday, excluding Building Holidays).  The blinds should be used to aid in climate control at the property; i.e. blinds should be in the closed position during sunny days and over weekends or during extended absences from the Building.  Should you experience any problems with climate comfort, please do not hesitate to call the Building Management Office at 212-370-0928 so that appropriate adjustments can be made.

The heating, ventilation and air conditioning systems provide the tenant with a means to enjoy the maximum level of environmental comfort throughout the year:

1)           Perimeter Heating and Cooling:

Floor 42: Hot water fin tube convector piping is mounted along the perimeter wall of your space directly below the windows and is enclosed in a metal cover with louvers cut out along the top to allow for sufficient heat rise.  This heat is controlled by an exterior sensor connected to the building management system which automatically raises the water temperature in the heating unit as the outside temperature drops.  When the outside temperature increases, the hot water temperature will decrease.

Floors 2 through 41: Induction units are located beneath each of the perimeter window units within your space.  These units provide a mixture of air supplied by a central fan that mixes with the air from within your space.  To maximize the effectiveness of these units, a front clearance of at least twenty-four inches is required.  In the winter mode of operation, the temperature of the water serving these units is controlled by the Building’s building management system which will adjust the temperature of the supply water in relation to the outside air temperature.  During the summer mode of operation, the chilled water being supplied from the central HVAC plant regulates the temperature of the water serving these units.

2)           Interior HVAC - Floors 2 through 42:

Heating, Ventilation and Air Conditioning services are distributed by multiple air handlers located within various mechanical equipment rooms.  Chilled water for cooling is provided through a central HVAC plant.  Four chillers, powered by steam or electric, provide a total capacity in excess of 4,500 tons, Heating is generated through steam supplied to the Building by Con Edison.

BUILDING SYSTEMS (CONT’D.)

PLUMBING SYSTEMS

Domestic cold water is supplied to the Building through four metered services.  This provides water to operate the Building’s sprinkler and fire protection equipment, as well as to provide drinking water and water for general lavatory/pantry purposes.  Hot water is supplied to core lavatories through a central hot water system.

BUILDING MANAGEMENT SYSTEM

The Building is equipped with a state of the art Direct Digital Control Building System.  The system monitors and controls all base Building equipment and its primary function is to monitor and maintain a comfortable space temperature throughout the Building.  This provides for a consistent climate control that enhances the overall working environment.

ELECTRICAL SYSTEMS

The Building has two (2) risers capable of delivering 4,000 amps each and two (2) risers capable of delivering 2,000 amps each that operate at 265/440 volts/three-phase for lighting and tenant power.  Each floor is served by two (2) electrical closets.  Tenant electrical usage will be measured by electric meters and paid directly to Con Edison.

VERTICAL TRANSPORTATION

Vertical transportation is provided to the Building through thirty-two passenger elevators and three service elevators.

Listed below is pertinent information about the Building’s vertical transportation system.

Bank “A”: Passenger Elevators (PE-16, PE-17, PE-18, PE-19 and PE-20)
a)           Capacity: 4,000 lbs.
b)           Floors Served:  G, M, 5 through 7 (Note: PE-18 also services the concourse and sub-basement levels)
c)           Rated Speed: 600 fpm
d)           Clear Door Opening: 48” W x 84” H
e)           Net Inside Cab Area:   89” W x 66” D
f)           Floor to Ceiling Measurement: 89” to dome

Bank “B”: Passenger Elevators (PE-5, PE-6 and PE-7)
a)           Capacity: 4,000 lbs.
b)           Floors Served: G, M, 2 through 4
c)           Rated Speed: 500 fpm
d)           Clear Door Opening: 48” W x 84” II
e)           Net Inside Cab Area:   89” W x 66” D
f)           Floor to Ceiling Measurement: 89” to dome

BUILDING SYSTEMS (CONT’D.)

Bank “C”: Passenger Elevators (PE-21, PE-22, PE-23, PE-24, PE-25, PE-26, PE-27 and PE-28)
a)           Capacity: 4,000 lbs.
b)           Floors Served: G, 11 through 23 and 25
c)           Rated Speed:  1,000 fpm
d)           Clear Door Opening: 48” W x 84” H
e)           Net Inside Cab Area:   89” W x 66” D
f)           Floor to Ceiling Measurement: 89” to dome

Bank “D”: Passenger Elevators (PE-29, PE-30, PE-31, PE-32, PE-33, PE-34, PE-35 and PE-36)
a)           Capacity: 4,000 lbs.
b)           Floors Served: G, 24 through 42 e) Rated Speed:  1,200 fpm
d)           Clear Door Opening: 48” W x 84” H
e)           Net Inside Cab Area:   89” W x 66” D
f)           Floor to Ceiling Measurement: 89” to dome

Bank “E”: Passenger Elevators (PE-8, PE-9, and PE-10)
a)           Capacity: 3,500 lbs.
b)           Floors Served: G, 2 through 4
c)           Rated Speed: 500 fpm
d)           Clear Door Opening: 48” W x 84” H
e)           Net Inside Cab Area:   89” W x 66” D
f)           Floor to Ceiling Measurement: 89” to dome

Bank “F”: Passenger Elevators (PE-11, PE-12, PE-13, PE-14, and PE-15)
a)           Capacity: 3,500 lbs.
b)           Floors Served: G, 6 through 10
c)           Rated Speed: 600 fpm
d)           Clear Door Opening: 48” W x 84” II
e)           Net Inside Cab Area:   89” W x 66” D
f)           Floor to Ceiling Measurement: 89” to dome

Bank “S”: Service Elevators (SE-2, SE-3)
a)           Capacity: 3,500 lbs.
b)           Floors Served:
SE-2: SC through 28
SE-3: SC through 43
c)           Rated Speed: 800 fpm
d)           Clear Door Opening: 52” W x 84” H
e)           Net Inside Cab Area: 81”Wx68”D
f)           Floor to Ceiling Measurement: 90” to dome

BUILDING SYSTEMS (CONT’D.)

Bank “S”: Service Elevator (SE-4)
a)           Capacity: 7,000 lbs.
b)           Floors Served: SC through 43
c)           Rated Speed: 500 fpm
d)           Clear Door Opening (SC, G): 90” W x 120” H
e)           Clear Door Opening (C, 2 through 43): 90” W x 84” H
f)           Net Inside Cab Area: 90” W x 80” D
g)           Floor to Ceiling Measurement:  128” to dome

Passenger and service elevators are regularly inspected and professionally maintained by a specialized maintenance firm.  Should the elevator stop while you are in it, be assured that you are safe.  Use the emergency button to summon help, then communicate via the emergency intercom.

Elevator equipment and performance are constantly monitored.  Should you at any time experience any irregularity or difficulty with elevator service, please note the elevator car number and report it immediately to the Building Management Office or Lobby Desk.

If normal electrical service to the building is interrupted, the elevator lights at the front of the elevator car panel will blink and the elevators will stop temporarily.  They will then automatically return to the main lobby level one at a time and the doors will open.

The closed circuit television cameras installed in each elevator are monitored by Building Security personnel and are recorded at all times.  In addition to being monitored, the elevator system is equipped with lock-out features that enables the Building personnel to secure each elevator car on a floor-by-floor basis after hours.

BUILDING STAFF

The Owners of 150 East 42nd Street have retained the services of CB Richard Ellis, Inc., (the “Managing Agent”) to provide property management services to the Building.

The Building staff can be broken down into three categories, which are described as follows:

Building Management Office Staff: The Building Management Office located on the Mezzanine level houses the Senior Real Estate Manager, the assistant Real Estate Manager and Administrative Staff.  Refer to Page 62 for listing of names.  This staff was selected for their accumulated years of experience in the industry, and their competence and training are constantly called upon to keep the Building operating in an efficient and effective manner as unobtrusively as possible.

Building Engineering Staff: The engineering team, all of whom have worked at the Building for several years, assists the Building Management Office staff in the operation and maintenance of the property and its many sophisticated Building systems.  The staff consists of a Chief Engineer, an Assistant Chief Engineer, seven Engineers, one Helper and one Handyman.  Refer to Page 62 for listing of names.  The Building engineers are easily recognized by their uniform (white shirts and gray pants).

BUILDING HOLIDAY SCHEDULE

HOLIDAY	DATE OF OBSERVANCE

New Year’s Day	January 1
Martin Luther King Jr. Day	January 19
President’s Day	February 16
Memorial Day	May 25
Independence Day	July 3
Labor Day	September 7
Thanksgiving Day	November 26
Christmas Day	December 25

Building services will be limited on the Holidays listed above.  Arrangements can be made, at an extra charge, through the Building Management Office for services your firm may require on these Holidays.  The Building Management Office will be closed on all Building Holidays.

BUILDING PROCEDURES

JANITORIAL/LIGHTING AND MAINTENANCE SERVICES

The services of an outside third-party cleaning contractor have been retained to provide a comprehensive scope of janitorial services to the Building.  The Building’s tenant and public areas are maintained on a daily basis (Monday - Friday excluding Building Holidays) by the cleaning contractor.  This staff includes day porters who maintain common areas of the Building throughout the day and a night staff who cleans tenanted and common areas.  They may be identified by their company’s uniform.

Base Building tenant cleaning services include vacuuming, dusting, window cleaning (perimeter only), etc.  Should you wish to supplement base Building services with additional services such as cleaning of pantry areas, cleaning of interior glass partitions, etc.  this can be arranged directly with the Building’s cleaning contractor.  The contact name and phone number for the cleaning contractor can be obtained by calling the Building Management Office at 212-370-0928.

Lighting fixtures in public Building areas are maintained and cleaned periodically by our cleaning contractor.  In order to assure that the quality and color of light remain consistent, as well as to provide for the safety of our tenants, only our cleaning contractor should change lighting elements.  If bulbs or elements in these areas need replacement or other attention, contact the Building Management Office at 212-370-0928.  A lighting maintenance contract for fixtures/bulb replacement within tenant areas may be arranged directly with the Building’s cleaning contractor.

Please direct any daily concerns or complaints regarding janitorial/lighting maintenance services to the Building Management Office at 212-370-0928.  We also request that all tenants complete and return our monthly Tenant Services Report so that we can effectively monitor cleaning and other services being provided to you.  Your input on how the Building and your premises is being maintained and any other pertinent issues you may have, is important to us in keeping your working environment pleasant, safe and clean.  The Tenant Services Report will be sent to you on the 15th of each month and should be returned to the Building Management Office by the 25th day of the month.

RECYCLING

The Building has established a compliant recycling system, which requires separating white office paper, newspapers, magazines, catalogs, telephone books and corrugated cardboard from other trash.

This program is a cooperative effort between tenants, cleaning contractor and Building Management.  Tenants are required to provide and maintain a wet trash container at one of several locations in each office for coffee cups and other non-paper waste.  The balance of office waste shall be disposed of in regular desk side trash containers as provided by the tenant.  The containers are then collected nightly by cleaning personnel for disposal.

BUILDING PROCEDURES (CONT’D.)

The Building’s carting company will assist Building Management in implementing and maintaining the recycling program.  The carting company’s representatives are available to meet with you from time to time to answer any questions tenants may have with regard to recycling, as well as to provide orientation/assistance to new tenants in establishing a recycling program.

Because the legal, practical and ethical considerations relating to recycling can change over time, the Building reserves the right to change or modify the recycling program at any time.

SECURITY PROCEDURES/ACCESS TO BUILDING

The services of an outside contractor provide security to the Building.  Security personnel are attired in red blazers, white shirts, tie and black pants.  Their function is to safeguard the Building and its occupants.

All Building personnel have been trained and oriented to provide our tenants with courteous, effective handling of their concerns.  Any of these individuals would be happy to answer any questions you may have during the course of your tenancy.

Please be aware of the following security procedures affecting access to the Building and removal of equipment and/or packages from the Building:

Removal of Equipment/Packages
Any persons removing property from the Building must have an authorized Building pass or letter of authorization on tenant letterhead for such item by an authorized representative of the tenant.

Access to Building
All tenants and their employees must have an authorized Building Photo Identification Access Card.  The issuance of new or replacement base building Photo Identification Access cards takes place each Tuesday between the hours of 2pm and 3:30pm.  As part of this process, an original “Request for Building Photo Identification Access Card” form signed by an authorized representative from your Company must be presented to the Building Management Office.

There are two distinct periods of operation of the Building; “Business Hours” (7:00 a.m. to 6:00 p.m., Monday through Friday except Building Holidays) and “After Hours” (6:00 p.m. to 7:00 a.m., Monday through Friday, and 24 hours on Saturday, Sunday and all Building Holidays).  The profile of access periods is as follows:

BUILDING PROCEDURES (CONT’D.)

“Business Hours”
Those employees in possession of a Building Photo Identification Access Card may proceed directly to the turn stiles in the main lobby at the appropriate group of passenger elevators.  Please refer to page  16 - “Main Lobby Turn Stile Entry / Exit Guidelines” - for further information.

All visitors and guests, Pfizer excluded, are requested to proceed to the main lobby desk for assistance.  Each visitor and guest must present photo identification to the main lobby desk personnel.  All Pfizer visitor and guests are to proceed directly to Pfizer’s Visitor Center located in the north east portion of the main lobby.  Prior to the issuance of a visitor access card, approval from the tenant will be obtained by the main lobby desk personnel.  For those visitors and or guests who are denied access by a Tenant, an authorized representative of the Tenant must come to the main lobby and inform the Visitor and or guest who is denied access.  For security reasons, the main lobby desk personnel will not inform an individual of denial nor will they permit the denial to take place over the telephone.

All messengers and deliveries, including food deliveries, are to use the 41st St. loading dock entrance.  All messengers and delivery personnel are required to present photo identification.  At this location, they will be stopped and permitted access into the building in the same manner as visitors and guests.

“After Hours”
All persons entering the building during “After Hours” who are in possession of a valid Building Photo Identification Access Card must first present the card to one of the main lobby desk personnel who will:
♦	Check the access card to ensure that the person presenting the card is the same person on the card.
♦	Check the name of the card holder against the “Deactivated Access Card” summary” report maintained at the main lobby desk.

In the event of a situation as a result of the above two steps, the main lobby desk personnel will contact one of the authorized tenant representatives for further direction and authorization.

All messengers, and deliveries will be announced and approved prior to being granted access.

BUILDING PROCEDURES (CONT’D.)

Main Lobby Turn Stile Entry / Exit Guidelines:

Each main lobby turnstile is two-way unit, meaning people can enter or exit through the unit.

Entering a turnstile as you are proceeding towards an elevator or escalator:
♦	Stand directly in front of the pedestal with the various guidance signs.
♦	Ensure the yellow rectangular LED on the upper most reader located to the left of the “Base Building” sign is illuminated.
♦	Holders of the “150 East 42nd Street” access card, hold the access card near or against the rectangular LED.
♦
Pfizer employees or Pfizer consultants with Pfizer access cards are to hold their access card near or against the lens located on the front portion of the turnstile pedestal.  Please note that the lens for this access card is located to the left of the “Pfizer” sign.

♦
All personnel using a temporary non-photo pass are to hold their pass about four inches away from the lens located to the left of the “All Visitors” sign.  This distance will permit the barcode on the pass to be read.

=>
A valid access card or temporary pass will result with a green arrow instead of the yellow LED and the barrier will open.  Proceed to enter the turnstile.  Note: The barrier will remain open for approximately three seconds.

A few don’ts:
1.	Don’t wave your access card or temporary pass in a “scanning motion” at any reader.
2.	Don’t place your access card or temporary pass near a reader lens until you first have a yellow LED.
3.	Don’t tailgate the person in front of you.
4.	Don’t attempt to hold the barrier open for the person behind you.

When exiting:
♦	Wait until you see the green arrow on the top LED display located on the exit side of the pedestal located to the right of the lane you wish to exit through.

Concerns?
♦	Stop by the main lobby desk and one of our staff will assist you.
♦	Contact one of the following Building Office personnel:
Real Estate Services Assistant Dawn Moore at dawn.moore@cbre.com
Real Estate Services Assistant Janet Winter at janet.winter@cbre.com
Assistant Real Estate Manager at (email address to be announce)
Senior Real Estate Manager Walter J. Maher at walter.maher@cbre.com

BUILDING PROCEDURES (CONT’D.)

Bulk Deliveries
Bulk deliveries are defined as those deliveries requiring more than one trip in the service elevator and/or the use of hand trucks and/or dollies.  The opening of an elevator hatch to accommodate any delivery/removal, even for one trip, is defined as a bulk delivery.  All bulk deliveries are to take place before 8:00 a.m. or after 6:00 p.m. Monday through Friday (excluding Building Holidays) or at any time on Saturdays and/or Sundays.  The Tenant requesting this additional service shall be charged accordingly.

All bulk deliveries are to be scheduled in advance with the Building Management Office.

Contractors
All contractors who have been hired to work in the Building must schedule all work with the Building Management Office via the tenant for whom the work is being performed.  Prior to beginning work, an original certificate of insurance, including but not limited to the inclusion of all additional insured information must be on file with the Building Management Office.  A detailed work schedule and a list of all workers must be submitted in advance to the Building Management Office.  Once granted permission to work in the Building, the contractor may only gain access through the 41st Street loading dock entrance.  Contractors will be required to sign in and out every day.  All contractors will be given a daily work badge when signing in which must be surrendered upon exiting the Building.  The badge must be visible at all times.  At no time are contractors permitted to enter or exit through the main lobby.  All contractors and vendors may only use the service elevators.

Messengers and Deliveries
During after hours, all messengers and food deliveries are to be directed to the main lobby where the lobby attendant will call the appropriate tenant for authorization to allow access.  If no one is present in the tenant’s office to give verbal authorization, the individual will be denied access.  Under no circumstances will any package(s) be held in the lobby.

BUILDING PROCEDURES (CONT’D.)

SERVICE ELEVATOR OPERATION

The service elevators are operated from 8:00 a.m. until 5:00 p.m. Monday through Friday, excluding Building Holidays, To schedule after hour or extended use of the service elevator, contact the Building Management Office a minimum of three (3) business days in advance.  After hour deliveries and extensive freight movements must be scheduled in advance.

MOVE-IN, MOVE-OUT PROCEDURES

Prior to any move-in or move-out of furniture, equipment and/or supplies, arrangements must be made with the Building Management Office as follows:

1.
Arrangements must be made with the Building Management Office for use of the service elevator for all such moves.  A service elevator operator and an engineer must be on duty during moves and payment for service elevator must be received in advance of a move out.  In addition, a security officer is required to be on duty when the loading dock is utilized.  Tenants will be charged for cost of providing a service elevator operator, engineer, and security officer in accordance with the Tenant Charges Section on the next page.

2.	To minimize inconvenience to the Building tenants, moves can only be scheduled before 8:00 a.m. or after 6:00 p.m., Monday through Friday, or at any time on Saturdays and/or Sundays.

DELIVERIES

Passenger elevators were designed solely for transporting Building tenants and their guests to and from their offices.  For this reason, all deliveries are restricted to the loading dock, service elevator and other service facilities of the Building.

Specifically, Building regulations prohibit passenger elevators from being used for any deliveries and inter-floor activities which require the use of hand-trucks or two or four wheeled carts such as mail carts, as well as movement of bulky objects regardless of how they are carried.  In addition, construction personnel are required to use the service elevator for all inter-floor freight movement as a means of controlling dust and debris.

BUILDING PROCEDURES (CONT’D.)

TENANT CHARGES

The Building staff is available to provide extra services to tenants when requested.  The following is a list of charges (which may be updated periodically) to a tenant for completing additional requested service (please consult your Lease for further information on this subject):

HEATING/COOLING SERVICES:	Overtime HVAC $318.00/hour

FREIGHT/PORTER SERVICES:	$53.00/labor/hour

SECURITY SERVICES:	$35.00/labor/hour

ENGINEER SERVICES:	$88.00/labor/hour

ELEVATOR MECHANIC:	$218.00/labor/hour 1. Elevator hatch openings require a minimum of two (2) elevator mechanics plus standard freight operation personnel (freight operator, security officer and Engineer).

SUPPLEMENTAL CONDENSER WATER:	$500.00/ton/year

TRASH CONTAINERS (BULK DEBRIS):	$20.00/container

LOST OR REPLACEMENT ID CARDS:	$10.00/each

LOST KEYS:	$10.00/each

Notes:
1.	Minimum Porter and Engineering charge during normal hours shall be one-half hour.
2.	All charges before 8:00 a.m. and/or after 6:00 p.m. Monday through Friday excluding Building Holidays shall be by the hour.
3.	All weekend services provided shall be charged at a minimum of four (4) hours.
4.	A minimum of eight (8) hours shall be charged for any service provided on a Building Holiday. Rates for Building Holiday service shall be at the above listed rates plus twenty-five percent.
5.	Minimum freight service before 8:00 a.m. and/or after 6:00 p.m. Monday through Friday excluding Building Holidays shall be one (1) hour.
6.	A minimum Security Service of four (4) hours per security officer will be charged for times a member of security is required to standby in another Tenant’s space.

BUILDING PROCEDURES (CONT’D.)

SERVICE AREAS

Telephone, communications, electric and service sink closets have been located in the core area of each floor to minimize interference with your use of office areas.  They are considered an integral part of the Building’s mechanical systems and are not to be used for storage or any purpose other then their designed use.  Personnel requiring access for repair or installation work must apply to the Building Management Office.  Major installations, especially those involving a telephone contractor who has not previously performed work in the Building, should be coordinated with the Building Management Office in advance.  In all cases, Certificates of Insurance are required of the contractor engaged in such repair or maintenance work.

GLASS BREAKAGE

If a panel of glass breaks or is cracked, please advise the Lobby Desk at 212-286-0220 immediately.  Building staff will clean the area and rope it off if the breakage presents a danger to people on the floor, such as in the case of an exterior opening.  If the glass cannot be replaced immediately by a glazier, the Building staff will board up the window with plywood panels.

SMOKE-FREE ENVIRONMENT

The New York City Smoke-Free Act of 2002 prohibits smoking in places of employment throughout New York City.  A copy of this Act can be obtained from Building Management upon request.

All entrances to the Property have been designated as a smoke-free area as a courtesy to those Guests and Visitors entering/exiting the Property.

STAIRS

Stairwells are for emergency use only and are not intended to accommodate daily travel between floors.  As a security measure, re-entry onto a floor via the stairwell can not take place under normal circumstances.  Re-entry floors in the event of a fire alarm are available every four floors and are clearly identified via the signage posted within each stair.  Upon receipt of a fire alarm, the doors located on the re-entry floors will automatically unlock.

All stairs, excluding tenant interior stairs exit the Property at Street Level.

Please do not hold stairwell doors open.  Doing so upsets the balance of the air control and defeats the purpose of the security and fire protection systems.

AMERICANS WITH DISABILITIES ACT

The Americans with Disabilities Act (“ADA”) is a civil rights enacted law which states that no individual shall be discriminated against on the basis of disability in the full and equal enjoyment of goods, services, facilities, privileges, advantages or accommodations of any place of public accommodation by any private entity who owns, leases (or leases to), or operates a place of public accommodation.  Title III of the Law mandates that public accommodations shall remove architectural barriers in existing facilities which are structural in nature, where such removal is readily achievable and easily accomplished without unreasonable difficulty or expense.  Because this is a civil rights law and not a building code, it will be enforced by court action, not by the Building Department.

150 East 42nd Street has developed a plan identifying barriers to disabled access, and the proposed method of barrier removal and an implementation plan.  All Building staff have been trained and an assistance sensitivity program has been instituted.  Please notify the Building Management Office if a disabled person is employed by your company.

EMERGENCY PROCEDURES

A SAFE ENVIRONMENT

150 East 42nd Street was designed to minimize the chance of a life threatening emergency and to minimize damage in the event any emergency does occur.  The property is inspected regularly and monitored 24 hours a day, seven days a week.  Safety systems meet or exceed all relevant fire and building codes.

Automatic systems include overhead sprinklers which provide an immediate response to any significant fire.  An automatic alarm is set off whenever water flows through the overhead sprinklers.  Manual pull stations located in each hallway near the stairs, and smoke detectors in strategic locations also set off alarms notifying the fire command station in the lobby at the first sign of a fire.

At the first alert, air handling equipment is shut down automatically to prevent the spread of smoke.  At the same time, if a water-flow alarm has been received, elevators are returned to the lobby to await firefighters.  Passive fire restraints include solid-core doors to prevent the spread of fire, and concrete slab floors with a four hour safety rating.

The fire command station has direct communications with mechanical equipment rooms as well as with each floor and stairwell.  In addition, communication with each elevator is possible from the Lobby Desk.  This network of speakers can be used to give verbal instructions or information should the need arise.  Key Building Management personnel carry two-way radios when away from their posts and the Building staff stands ready to assist in any emergency.

Because of the fire resistant qualities of modern office high-rise buildings, the need for total evacuation of a building is very rare.  Evacuation is usually necessary only from the floor with the fire and the floor directly above.  Additional floors may be evacuated when ordered by the Fire Safety Director, Fire Department personnel or Police.

An emergency generator has been installed at the property that provides power to essential Building systems in the event of a power failure.  The generator will provide power to emergency lighting, the Building’s fire safety system (including alarms and other devices) and the elevators.

IN THE EVENT OF A MEDICAL EMERGENCY:

1.	Do not move the person. If necessary, administer first aid.
2.	Call Paramedics, Dial 911. Tell them your floor and suite number and direct the medical team to 150 East 42nd Street.

EMERGENCY PROCEDURES (CONT’D.)

3.
Call the Lobby Desk.  Dial 212-286-0220.  (The lobby desk is staffed 24 hours a day).  We will hold an elevator ready for the paramedic team or if a private physician has been called, advise the lobby desk and our staff will escort the doctor to your office.

4.	Post one person at the elevator lobby on your floor to lead the medical team or doctor to the person in distress.

IF YOU DISCOVER A FIRE:

1.	Pull the Fire Alarm Box. Located by each stairwell.
2.	Call the Fire Department. Dial 911. Tell the Fire Department the address and floor location of the fire, its severity and type. This information will be relayed to firefighters en route.
3.	Call the Lobby Desk. Dial 212-286-0220. (The Lobby Desk is staffed 24 hours a day). Our Fire Brigade will take initial action and help firefighters when they arrive.

IF YOU HEAR THE FIRE ALARM:

1.	Remain calm.
2.	Walk to the nearest exit.
3.	Close doors but do not lock them. Take only essential belongings with you.
4.	Follow instructions of your Fire Warden. You may be asked to inspect the area or help others.
5.	Do not use the elevators. Elevators will automatically return to the lobby to await fire fighters.
6.	Feel doors before opening them. Do not open any that arc hot.
7.	If you are disabled, await help from your assigned Aide or wait near the stairwell doors.

IF YOU RECEIVE A BOMB THREAT BY PHONE:

1.	Attract the attention of a co-worker discreetly and quietly while listening to the caller. Have the co-worker call 911 and request that the call be traced.
2.	Get as much information as possible from the caller about the location and type of bomb, its detonation time and the reason for its placement. Ask about the bomb’s appearance and who is placing it.
3.
Ask the caller to repeat parts of the message and make notes of any clues that might help the police: Is the caller male or female? Adult? Juvenile? Is the voice educated or coarse? Is it accented or otherwise distinguishable? Does the person seem angry, rational, deliberate? Make notes of background music or noise.

4.	Call the Lobby Desk. Dial 212-286-0220. He or she will notify the Senior Real Estate Manager and other Building staff.

EMERGENCY PROCEDURES (CONT’D.)

The decision whether to inform other Building occupants of the threat or to order an evacuation will be based on recommendations of local authorities and the judgment of senior company officials and Building Management.  Be prepared to assist authorities in search for the device, BUT DO NOT TOUCH OR DISTURB ANY SUSPICIOUS OBJECT.

LETTER BOMBS:

Letter bombs are designed to travel safely but to explode when opened, triggered by either mechanical (spring loaded) or electrical means.  One common type of postal bomb consists of 2 to 5 ounces of plastic explosive with a pencil-shaped metal fuse pressed in its center.  Envelopes usually measure approximately 5-3/4” by 4” by 3/16” thick and weigh between 2 and 5 ounces.

Some signs to look for:

1.	Size. I s the letter unusually thick?
2.	Weight. Is it heavy? An effective letter bomb will weigh over two ounces. Few first class letters weigh as much.
3.	Balance. Is it heavier on one end?
4.
Appearance.  Are there grease marks on the envelope or wrapping caused by sweating of an explosive? Is the envelope sealed more tightly than usual or taped shut? Does it bear an unusual style of writing?

5.	Odor. Is there a smell of almonds or marzipan?

If you consider a parcel or letter suspicious, DO NOT OPEN IT.  Immediately inform the Police Bomb Squad by calling 911 and then notify the Lobby Desk at 212-286-0220.

IDENTIFYING AND HANDLING A SUSPICIOUS PACKAGE:

A suspicious letter or parcel might have some of the following indicators:
•	Origin - Postmark or name of sender is unusual, unknown, or no further address is given.
•	Postage - Excessive or inadequate postage.
•	Balance - The letter is lopsided or unusually thick.
•	Weight - The letter or package seems heavy for its size.
•	Contents - Stiffness or springiness of contents; protruding wires or components; oily outer wrapping or envelope; feels like it contains powdery substance (When checking, do not bend excessively.)
•	Smell - Particularly almond or other suspicious odors.
•	Writing - Handwriting of sender is not familiar or indicates a foreign style not normally received by recipient. Common words or names are misspelled.
•	Rub-on block lettering.

EMERGENCY PROCEDURES (CONT’D.)

IDENTIFYING AND HANDLING A SUSPICIOUS PACKAGE (CONTINUED):

Handling a Suspicious Package:
•	Do not excessively handle or open a suspicious package.
•	Immediately segregate it in an unused room or space.
•	Attempt to verify the sender and/or the legitimacy of the package (i.e. ask the recipient if he/she was expecting a package that matches the suspect package’s size and shape.)
•	If the letter or parcel remains suspect, call the police.

Incident Response Protocol for Suspect Nuclear or Biological Release:
•	Contain the material to minimize the impacted area;
•	Contain the material to minimize the number of individuals exposed;
•	Contain the potential impacted individuals to ensure that they receive proper medical attention;
•	Remove non-impacted individuals from the area as quickly as possible;
•	Maintain control of all potentially impact materials.

NOTIFICATION:
•	Notify Supervisor
•	Notify Local Emergency Response Authorities (911)
•	Notify Building Management Office
•	Notify Co-Workers in area

CONTAINMENT:
•
If material is released, impacted or potentially impacted individuals should move from immediate area to adjacent control area.  Minimize activities until appropriate response staff arrive.  If absolutely necessary, move impacted individuals into nearest bathroom facility on floor.

•	Non-impacted individuals on the impacted floor should be evacuated, and await further instructions from response team.
•	HVAC system (heating and ventilation system) for impacted and adjacent areas, and bathrooms should be immediately turned off.
•	Isolate impacted area(s), e.g. shut door during exit. Do not allow any unprotected personnel into the impacted area.
•	Retain all impacted material for response team.

EMERGENCY PROCEDURES (CONT’D.)

FIRE SAFETY DIRECTOR

In an emergency, the Senior Real Estate Manager or a delegate acts as a Fire Safety Director with primary responsibility for assisting firefighters and coordinating the response of Building staff systems.  He or she operates from the Fire Command Station located in the main lobby from which all mechanical, alarm and communications systems can be activated.

The Fire Safety Director organizes and trains a Fire Brigade composed of Building staff and is responsible for their equipment and state of readiness.  He or she is also responsible for overseeing designation and training of a Fire Warden for each floor and sufficient Deputy Fire Wardens for each tenant to meet Fire Department regulations.  The Fire Safety Director maintains organization charts listing members of current tenant emergency teams.

The Fire Department takes the establishment, training and availability of Fire Wardens and Deputies very seriously.  If the Fire Safety Director finds that an individual is neglecting the responsibilities outlined in the tenant’s emergency plan, he or she is required to inform the Building Management Office, which will in turn inform the tenant.  If the tenant fails to correct the situation, the Fire Department will be notified.

FIRE BRIGADE

A Fire Brigade, consisting of Building personnel, will usually be the first response team to arrive at the scene.  If the fire is small and conditions do not pose an immediate personal threat, the Fire Brigade will confine or extinguish the fire using equipment carried with them.  If the fire is too intense to contain, the Fire Brigade will control its spread by closing doors.

Upon locating the fire, one member of the Fire Brigade will move to the floor below the fire to communicate fire conditions to the Fire Command Station.  Then, he or she will remain near the elevators to direct firefighters and inform them of conditions.

EMERGENCY PROCEDURES (CONT’D.)

TENANT RESPONSIBILITIES

Under New York City fire code, tenants of high-rise office buildings must participate in emergency response plans and make responsible and dependable employees available for designation as Fire Warden, Deputy Fire Wardens, Searchers and Aides to the Handicapped.  An organization chart listing the names, location and telephone numbers of the people designated is to be supplied to the Fire Safety Director and kept current.

Tenants are required to participate in periodic fire drills as required under Local Law #5/73.  All employees should be instructed that fire drills are not to be taken lightly and to cooperate with the instructions of Wardens assigned to their areas.

Employees should be instructed to report all unusual odors indicating a possible fire to their Warden or Deputy Fire Warden, but to pull the fire alarm box only if they detect an actual fire or smoke condition.  All fires, no matter how small or quickly extinguished, must be reported to the Lobby Desk at 212-286-0220.

Primary responsibility for safety of employees rests with each tenant.  It may be necessary to tailor the plan outlined on the next page to suit your space and number of employees.

EMERGENCY PROCEDURES (CONT’D.)

FIRE DRILLS

As required by Local Law #5/73, all occupants of the Building are required to participate in fire drills.  However, occupants other than Building service employees are not required to leave the floor or use exits during the drill.  A written record of fire drills will be kept in the Fire Safety Plan for the Building and maintained for three years.  The Fire Warden in charge will be required to sign these records at the end of each scheduled drill.

Fire drills will be announced via the public address system.  The announcement will consist of a statement by the Fire Safety Director followed by appropriate tone signals.  Your company will be informed of the drill a minimum of two (2) weeks in advance.

Upon hearing the signal, all Fire Wardens and Deputy Fire Wardens will alert their area occupants that a fire drill is in progress and advise them to proceed to their exit stairwells.  They will report to their Fire Warden when their areas are clear.

Male and female Searchers will proceed immediately to various lavatories and other isolated areas to assure that everyone has heard, understands and responds to the signal.  When all areas are clear, Searchers will report to their Fire Warden.  Aides to the handicapped will assist disabled employees to exit stairways and report there to the Fire Safety Director.

The Fire Safety Director will observe the exercise and point out deficiencies.  The drill will end after the Fire Safety Director makes a short announcement.

FIRE WARDENS

Fire Wardens are responsible for coordinating the evacuation of the entire floor, working with Deputy Fire Wardens and Searchers.  By checking-in the appropriate log each day at the main lobby desk, Fire Wardens and/or Deputy Fire Wardens notify Building Management of their presence.  For those times a Fire Warden or Deputy Fire Warden may have overlooked checking-in the appropriate log, one of our staff will contact the Tenant and request their assistance to inform the Fire Warden and/or Deputy Fire Warden of the oversight.

FIRE WARDEN RESPONSIBILITIES - IN CASE OF FIRE:

Ascertain location, severity and type of fire, and determine whether total floor evacuation is required,
1.	Initiate evacuation by notifying Deputy Fire Warden.
2.	Call the Fire Department by telephone or by activating manual pull stations,
3.	Contact the Fire Safety Director. Keep him or her informed of the status of the fire, smoke conditions, and progress of evacuation from your designated Fire Warden station,

EMERGENCY PROCEDURES (CONT’D.)

4.	Verify that all areas have been evacuated by taking reports from each Deputy Fire Warden, Searcher and Aide,
5.	Reassemble and account for all people in your work area on the re-entry floor.

FIRE WARDEN RESPONSIBILITIES - IF THE ALARM SOUNDS:

1.	Report to your Fire Warden Station. Fire Warden stations, located on each floor, are equipped with emergency telephones.
2.
Telephone the Fire Safety Director to determine the location of the fire only if you do not hear a message on the public address system.  Please allow a few minutes for the Fire Safety Director to ascertain the location of the fire or emergency.  Usually only the floor involved and the floor above will relocate.

3.	If your floor is not involved, instruct Deputy Fire Wardens to inform people in their areas that they are not in danger. DO NOT EVACUATE unless directed to do so.
4.	If your floor encounters heavy smoke, contact the Fire Safety Director and tell him or her of your intent to evacuate and the route you will take.
5.	Do not tie up telephone lines unnecessarily during the emergency.

FIRE WARDEN - ADDITIONAL RESPONSIBILITIES:

1.	Have an evacuation route clearly planned. Assist the Deputy Fire Wardens in preparing evacuation plans for their individual areas.
2.	Assign people to assist handicapped or disabled employees. Keep the Fire Safety Director informed of all people requiring or providing assistance.
3.	Identify weak points during lire drills. Discuss these with the Fire Safety Director and work with Deputy Fire Wardens to correct deficiencies.
4.	Maintain up-to-date organization charts of Deputy Fire Wardens, Searchers and Aides. Report changes to the Fire Safety Director immediately.
5.	Instruct new Deputies, Searchers and Aides in their responsibilities during drills or actual evacuations.
6.	Inspect your area periodically for safety. Make sure all flammable substances are stored in approved containers.

DEPUTY FIRE WARDEN

Firms occupying larger quarters will assign one Deputy Fire Warden for each 7,500 square feet of area.  The primary duties of Deputy Fire Wardens are to be familiar with safety procedures and routes to maintain order in the event of an evacuation.  They are trained to assume Fire Warden responsibilities if necessary.

EMERGENCY PROCEDURES (CONT’D.)

During an evacuation.  Deputy Fire Wardens will direct traffic away from elevators unless otherwise instructed by the Fire Warden, Fire Safety Director, or Fire Department personnel.  Prior to entering a stairwell.  Deputy Fire Wardens should feel the door for heat that would indicate a fire, and check for smoke.  If the stairwell is unsafe, they will direct traffic to an alternate stairwell.

Deputy Fire Wardens will inspect their areas to verify that all personnel have relocated and report to the Fire Warden when the area is clear.  Once relocated, the Deputy Fire Warden will assemble and account for all people in his or her assigned area.

AID TO THE HANDICAPPED

Two fellow employees are assigned by the tenant Fire Warden to assist any handicapped worker(s) in relocating.  Such Aides are officially assigned in advance and their names reported to the Fire Safety Director.  Upon reaching their relocation destination, they will request that their Fire Warden notify the Fire Safety Director of the handicapped person(s) presence.

FLOOR SEARCHERS

Floor Searchers assigned in pairs, male and female, are responsible for inspecting areas of the office and lobby space which contain people who cannot hear the alarm or may not be familiar with the procedures.  Upon hearing the fire alarm, Floor Searchers will inspect lavatories, storage areas, file rooms and other areas isolated from the main spaces of the office.  They should make special note of persons with hearing impairments in their areas and assure that they have relocated.  Once the areas are clear, Floor Searchers report to their Fire Wardens and accept any further assignment requested, such as directing traffic away from elevators.  A minimum of two male searchers and two female searchers should be assigned for tenancy per floor.

EMERGENCY PROCEDURES (CONT’D.)

EMERGENCY ACTION PLAN (EAP)

Local Law #26/04 required that the Fire Commissioner adopt standards, procedures and requirements for the orderly evacuation of persons necessitated by explosion, biological, chemical or hazardous material incidents or releases, natural disasters or other emergency, or the threat thereof.

The existing procedures for limited evacuations in the event of a fire in a high rise office building (evacuation of a fire floor and floor above) have proven effective in protecting building occupants in ordinary circumstances.  These procedures are not the subject of the rule, and remain unchanged.

The September 11, 2001 attacks on the World Trade Center made it clear that new procedures are required to protect the occupants of office buildings in the event of non-fire emergencies.  Title 3 RCNY 6-02 requires that Owners of office buildings develop procedures for sheltering in place, in building relocation to various emergency scenarios.  The rule requires the designation of an EAP Director to be responsible for the implementation of the Buildings Emergency Action Plan.

Disasters can and do happen.  They can occur with little or no warning.  A wide variety of emergencies can occur both man-made and natural.  It is important to note that while you can not predict emergencies, you can anticipate and plan for specific responses to different types of emergencies.  High-Rise buildings can and do cope with disasters by preparing in advance.  It is unrealistic to prepare for every type of emergency, so we must assess the risks.  It is important to assess potential problems and to plan for these anticipated emergencies.

The purpose of this educational material is to provide Tenants in the proper procedures to be followed in the event of an emergency.  The elements of this plan are designed to affective achieve employee health and safety in the event of an emergency.  Knowing what to do before, during and after emergencies is essential in order to reduce panic and confusion and helps reduce the possibility of personal injuries and property loss.  The education of all building occupants is critical to the successful implementation of the Emergency Action Plan, as all building occupants must understand the reasons for complying with the procedures that have been developed for their safety.

EMERGENCY PROCEDURES (CONT’D.)

TYPES OF ANTICIPATED EMERGENCY SITUATIONS

Biological:
A biological incident or release is germs or other substances that can cause illness.  Many agents must be inhaled, enter through a cut in the skin or eaten to make an individual sick.

Bomb Threat:
A form of terrorism - a threat to detonate an explosive.  Often, such a threat is made via a telephone call.  Although 98% of all bombs threats turn out to be false, and are considered cranks calls, they should be treated as real until proven otherwise.

Chemical:
The deliberate release of toxic gas, liquid or solid that can poison people and the environment.

Explosion:
An accidental or deliberate detonation of a device that will cause a sudden increase in volume and release of energy in a violent manner, usually with the generation of high temperature and the release of gases.

Hazardous Material:
Any substance that is corrosive, ignitable, reactive or toxic having the properties capable of producing adverse effects on the health or safety of people.

Natural Disaster:
Any terrible event, not caused by human activity, that could result in deaths, injuries or damage to property.

Nuclear Blast:
An explosion with intense light and heat, a damaging pressure wave and widespread radioactive material that can contaminate the air, water and ground surfaces for miles around.

Radiation:
The use of common explosives to spread radioactive materials over a targeted area commonly referred to as a “dirty bomb” or “radiological dispersion device (“RDD”)

Be prepared to adapt this information to your circumstances to your circumstances and make every effort to follow instructions received from authorities on the scene.  Above all, stay calm, be patient and think before you act.  With these simple preparations, you can be ready for the unexpected.

EMERGENCY PROCEDURES (CONT’D.)

TYPES OF RESPONSES TO AN EMERGENCY

Be prepared to assess the situation, use common sense and whatever you have on hand to take care of yourself.  Depending on your circumstances and the nature of the disaster, the first important decision is deciding whether to stay or go.  You should understand and plan for both possibilities.  In the event of an emergency, you will receive instructions from the Fire Safety/EAP Director or local authorities.

Sheltering-In-Place:
The precaution of directing building occupants to remain inside the building, at their work locations, in response to an emergency.  This is a precaution aimed to keep you safe while remaining indoors.  (This is not the same thing as going to a shelter in case of a storm).  If does not mean sealing off your entire building.  If you are instructed to shelter-in-place, follow the Emergency Action Plan.

In-Building Relocation:
The controlled movement of building occupants from an endangered area of a building to an in-building relocation area within the same building in response to an emergency.  An in-building relocation area is a designated area within a building to which building occupants may be relocated in accordance with the building’s Emergency Action Plan.

Partial Evacuation:
The emptying of a building of some but not all building occupants in response to an emergency.  If you are instructed to partially evacuate, follow the Emergency Action Plan.

Evacuation:
The emptying of a building of all building occupants in response to an emergency.  If you are instructed to evacuate, follow the Emergency Action Plan.

EMERGENCY PROCEDURES (CONT’D.)

OBLIGATIONS OF BUILDING OCCUPANTS

All building occupants shall:

•      Comply with the directions of the EAP Director and EAP Staff upon an announcement that the Emergency Action Plan has been implemented, including any shelter-in-place, in-building relocation, partial evacuation or evacuation directed by an EAP Director.

•      Familiarize themselves with the requirements of the Emergency Action Plan, and cooperate with and participate in EAP training sessions, including EAP drills.

•      Identify themselves and request such assistance in accordance with the procedures on the Emergency Action Plan if they would require assistance in the event of an in-building relocation, partial evacuation or evacuation.

•      Request an exemption fro the EAP Director if participation in an EAP drill requiring in-building relocation, partial evacuation or evacuation would cause injury or severe hardship.

•      Building Occupants Who Require Assistance: If you require assistance in evacuation due to a permanent or temporary disability or infirmity, you must inform the EAP Director to make him/her aware of the condition beforehand in order for the EAP Director to act accordingly in the event of an emergency.  If your condition is temporary, please notify the EAP Director when you no longer require assistance to evacuate.

SAFETY IS EVERYONE’S CONCERN

Primary responsibility for safety of the Building occupants and compliance with fire codes rests with each tenant.  Material in this Manual is supplied as general information to help you meet requirements.  It is not the Owner’s intent to direct the tenant to adopt or use all or part of the given information, nor does the Managing Agent or Owner assume any liability in connection with all or part of the information which may be used or adopted by the tenant.

Should evacuation become necessary, the authority and responsibility rests with the local officials of government.  Neither the Building Management Office, Managing Agent nor Owner can assume responsibility for any consequences resulting from the decision to evacuate or not to evacuate.

BUILDING RULES AND REGULATIONS

BUILDING RULES AND REGULATIONS

Hiro Real Estate Co., as Landlord, and CB Richard Ellis, Inc., as Managing Agent, of the Building are committed to providing quality office space, managed with professionalism and attention to detail.  Your help in meeting these standards is greatly appreciated.  The following common sense rules protect everyone and are intended as a broad outline only.  Refer to your lease for a more specific enumeration of tenant obligations.

1.
The rights of tenants in the entrances, corridors, elevators of the Building are limited to ingress to and egress from the tenants premises for the tenants and their employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, or elevators for any other purpose.  No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the entrances, corridors, elevators and other facilities of the Building by other tenants.  Fire exits and stairways are for emergency use only, and they shall not be used for any other purposes by the tenants, their employees, licensees or invitees.  No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the sidewalks, entrances, corridors, elevators, fire exits or stairways of the Building.  The Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it reasonably deems best for the benefit of the tenants.

2.	The tenant’s employees shall not loiter around the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof.

3.
Tenant shall not alter the exterior appearance of the Building by installing signs, advertisements, notices or other graphics on exterior walls, or interior surfaces visible from outside, without prior written permission by the Landlord.  Similarly, electrical fixtures hung in offices or other spaces along the perimeter of the Building which affect its exterior appearance must be fluorescent and a quality, type, design and bulb color, previously approved in writing by Landlord.

4.
The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or the employees, licensees or invitees of the tenant, shall be paid by such tenant.

5.
The requirements of tenants will be attended to only upon application at the Building Management Office.  Employees of the Building shall not perform any work or do anything outside of their regular assigned duties, unless under special instructions from the Building Management Office.

BUILDING RULES AND REGULATIONS (CONT’D.)

6.
Tenant shall have no right of access to the roof of the Building and shall not install, repair or replace any satellite dish, antennae, fan, air conditioner or other devices on the roof of the Building without the prior written consent of the Landlord.  Any such device installed without such written consent shall be subject to removal, at tenant’s expense, without notice, at any time.

7.	Interior signs on doors and any directory tablet must be approved by Landlord.

8.	No awnings or other projections over or around the windows shall be installed by any tenant and only such window blinds as are permitted by the Landlord shall be used in a tenant’s premises.

9.
No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them.  The service closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purpose for which they were designed or constructed and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein.  All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

10.
Tenant shall not disturb others.  This rule prohibits any noise audible from the hallway or adjoining office suites whether created by musical instruments, radios, television sets, group activities or any other source.

11.
Only hand trucks equipped with rubber tires and side guards can be used in any space, or in the public halls of the Building, either by the Tenant, jobbers or others, in the delivery or receipt of merchandise or mail.

12.	Tenant shall use only the service elevator for deliveries and only at hours prescribed by Landlord. Each tenant agrees to pay for use of the service elevator at rates prescribed by Landlord.

13.
Tenant shall not use their space for other than normal office activities.  Specifically, offices are not to be used for commercial printing manufacturing, storage or sale of merchandise or property of any kind.  Retail or public services are likewise prohibited, including such services as those of a public stenographer or typist, barber or manicurist, or employment bureau.  Tenants may not engage or pay employees on the premises who do not perform work in it’s premises specifically related to the tenant’s business nor advertise for labor giving the Building as an address for applicants.  Landlord reserves the right to prohibit advertising which, at Landlord’s opinion, tends to impair the reputation of the Building for office use.

BUILDING RULES AND REGULATIONS (CONT’D.)

14.
No tenant shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant.  No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

15.
Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

16.	Tenant shall not store flammable fluids or any combustible, explosive or chemical substance within their leased premises.

17.	Tenant shall not permit any cooking or food odors emanating from the demised premises to seep into other portions of the Building.

18.
Tenant shall use the locks provided.  If additional locks, bolts, or other mechanical security systems are required on doors or windows, Building Management will coordinate their installation.  Building Management is to be provided with keys, electronic card keys or combinations to all such systems except those protecting high security areas.  Upon vacating the premises, tenants must return keys to storerooms, offices and toilets or pay replacement costs.  For more information regarding lockset cylinder information refer to Minimum Construction Standard Article 2e.

19.
All entrance doors in each tenant’s premises shall be left locked when the tenant’s premises are not in use.  Entrance doors shall not be left open at any time.  All windows in each tenant’s premises shall be kept closed at all times and all blinds or drapes therein above the ground floor shall be lowered or closed when and as reasonably required because of the position of the sun, during the operation of the Building air conditioning system to cool or ventilate the tenant’s premises.  Tenant shall not tamper with or adjust tamper proof or covered thermostats which have been preset by building staff to control the operation of the air conditioning system.  All such adjustments shall be made only by Landlord.

20.
Tenant shall not keep pets, bicycles, roller blades or other vehicles on the premises without prior written approval by the Landlord.  Exceptions are made for seeing-eye dogs and conveyances required by handicapped persons.

21.
Regular suppliers of outside services must be approved by Landlord, which may establish hours or other conditions for entrance to the Building.  Such suppliers include vendors of food, spring water, ice, towels, barbering, shoe shining and other products and services.

BUILDING RULES AND REGULATIONS (CONT’D.)

22.	Tenant shall not engage in canvassing, soliciting and peddling of products or services in the Building and shall cooperate with Landlord in attempting to prevent such acts in the Building.

23.
The Landlord may refuse admission to the Building to any person not having a pass issued by the Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register.  Tenant’s employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between the Landlord and the tenant.  Each tenant shall be responsible for all persons for whom such person requests such permission and shall be liable to the Landlord for all acts of such persons.  Any person whose presence in the Building at any time shall, in the reasonable judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its tenants may be denied access to the Building or may be rejected therefrom.  In case of invasion, riot, public excitement or other commotion, the Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.  The Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirements shall not impose any responsibility on the Landlord for the protection of any tenant against the removal of property from the premises of the tenant.  The Landlord shall in no way be liable to any tenant for injury or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the Building under the provisions of this rule.

24.
Tenant, at its sole cost and expense, shall cause its premises to be exterminated from time to time to the reasonable satisfaction of the Landlord, and shall employ such exterminators therefore as shall be approved by the Landlord.

25.	Any cuspidors or similar containers or receptacles used in the tenant’s premises shall be cared for and cleaned by and at the expense of tenant.

26.
Tenant shall not serve or permit the serving of alcoholic beverages in its premises unless tenant shall have procured host liquor liability insurance, issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord and its Managing Agent as additional insureds.

27.
Tenant shall not conduct a restaurant, luncheonette or cafeteria for the sale or service of foods or beverages to its employees or others.  Tenant shall not install or operate, or permit the installation or operation of any vending machines on its premises without the prior written approval of the Landlord.

BUILDING RULES AND REGULATIONS (CONT’D.)

28.
Tenant shall not keep upon or attached to its premises any furniture, fixtures or equipment which is subject to a security interest or security agreement.  All furniture and equipment located in the tenant’s premises shall be owned or leased by tenant, but no property may be leased by tenant with the understanding that it is exempt from levy for rent or other charges of Landlord.  Without limiting the generality of the foregoing, tenant shall not execute or deliver any security agreement or financing statement which may be considered a lien on the Tenant’s leased premises and/or the Building.

29.
Tenant shall not install any signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices without the prior written approval of Landlord and then only in accordance with such requirements and procedures as Landlord may impose.  All wires installed by tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which the wires lead and the purpose for which the wires are used.

30.
The Building loading docks may be used only for loading and unloading procedures.  Tenant’s may not use the loading dock area for parking.  Tenant may not place any dumpsters at the loading docks or any other portion of the Building without the prior written approval of Landlord.

31.	No shutdowns of any Building systems will be permitted without prior written approval of Landlord.

32.
Tenant’s contractors or vendors may not use any space within the Building outside the tenant’s premises for storage landing or moving of materials or equipment or for the location of a field office or facilities for the employees of such tenant’s contractor or vendor without obtaining Landlord’s prior written approval for each such use.  Landlord shall have the right to terminate such use and remove all such tenant’s contractor or vendor’s materials, equipment and other property from such space, without Landlord being liable to tenant and/or to such contractor or vendor and the cost of such termination and/or removal shall be paid by tenant to Landlord.

33.
Tenants are required to have a full service maintenance contract covering their supplemental air, Uninterrupted Power Supply (UPS) systems and/or Fire Detection/Suppression sub-system(s).  The Building Management office is required to be provided with a copy of such contract(s).

34.
Tenants are required to have a full service maintenance contract covering any Class “E” devices, wiring, booster power supply panel(s) and/or any related computer programming installed and/or modified as a result of tenant improvement.

BUILDING RULES AND REGULATIONS (CONT’D.)

35.
Proper written notice shall be provided to the Building Management Office whenever a non-employee is scheduled to be at the Property.  Upon receipt and review of such request, the Building Management will decide if additional Security, Engineer and/or Freight may be required.  The Tenant shall be charged in accordance with the Tenant Charge rate schedule in affect at the time and approval of such request.

36.	Tenant shall not permit the usage of any open flames for the purposes such as candles, aroma therapy, food warming, etc.

37.
Tenant shall not use the Service Elevator lobby and or fire exit corridor located on each floor as a storage area.  Landlord has the right to remove all material and equipment stored in the Service Elevator lobby in the event Tenant fails to remove such items upon proper notification by Landlord.  The Tenant shall be charged for the removal and disposal of same.

38.	Tenant shall not install a spot cooler or portable air-conditioning unit unless prior written approval has been granted by Managing Agent.

39.
The cutting or modification of any material that may result with the activation of an Area or Duct detector (i.e. cutting of wood, laminate, metals, etc.) must be scheduled in advance with the Building Management Office.

40.	Tenant shall not permit a smoke machine to be used within its Premises.

41.	Live holiday trees and or wreaths are not permitted.

Landlord reserves the right at any time and from time to time, to rescind, alter, waive, modify, add to or delete, in whole or in part, any of these rules and regulations in order to protect the comfort, convenience and safety of all tenants at 150 East 42nd Street.  Tenant shall not have any rights or claims against Landlord by reason of non-enforcement of these rules and regulations against any tenant, and such non-enforcement will not constitute a waiver as to tenant.  Tenant is to comply with all stipulations of their lease agreement at all times.

NEW CONSTRUCTION AND TENANT

ALTERATION GUIDELINES

NEW CONSTRUCTION/TENANT ALTERATION GUIDELINES

All new construction/tenant alteration must follow the following procedures:

CONDITIONS FOR ALTERATIONS

Definitions:

“Tenant”: means the tenant for whom the space is being constructed or altered, his agents or employees, including but not limited to, general contractor, construction manager, subcontractor, architect, designer and engineers.

“Managing Agent”: means CB Richard Ellis, Inc. acting as Managing Agent of 150 East 42nd Street Owner.  The on-site CB Richard Ellis Building Office is located on the Mezzanine Level with its Corporate Office being located at 200 Park Avenue.

“Tenant’s Space”: Is that area or areas which the Tenant has rented and in which new construction or alterations to existing construction are to be done.

“Building”: means the Building in which Tenant’s Space is located.

“Owner”: means the Landlord under the Tenant’s lease.

“Owner’s Representative”: means the Craven Corporation (Address: 150 East 42nd Street New York, N.Y. 10017 Attn: Stephen G. Chapman) acting as the Owner’s representative for Construction/Tenant alterations.

“Tenant’s Work”: means all construction or alterations to be performed by Tenant in Tenant’s Space throughout the entire term of the lease.

“Governmental Bodies”: means any New York City, New York State or Federal Agency or department having normal control over matters concerning this alteration, including, but not limited to, New York City Department of Buildings, New York Fire Department, and Department of Environmental Control, New York State, and OSHA and such organizations as Underwriters Laboratory and Fire Insurance Rating Organization which have semi-governmental jurisdiction in specifications.

NEW CONSTRUCTION/TENANT ALTERATION GUIDELINES (CONT’D.)

A)	RESPONSIBILITY OF THE TENANT

1.	To insure that all rules and regulations pertaining to Tenant’s Work are complied with fully.

2.
To insure that the documents noted in Section B hereof are delivered in proper form and in a timely manner to Owner’s Representative.  Allow at least two (2) weeks (depending on complexity) for review of plans by Owner’s Representative (Address: Craven Corporation 150 East 42nd Street, New York, N.Y. 10017 Attn: Stephen G. Chapman).

3.	To comply with all rules and regulations of Governmental Bodies having jurisdiction over Tenant’s work being done and to produce documentation of such compliance.

4.	All documentation requiring Ownership signature shall be submitted directly to Owner’s Representative.

5.
Tenant or Tenant’s authorized representative (e.g. Construction Manager, General Contractor, Electrician, etc) shall contract with the current maintenance and repair Contractor for the Class “E” system for the filing of all work required to be filed with the Department of Buildings and or the New York Fire Department.

B)	DOCUMENTATION REQUIRED TO BE DELIVERED TO OWNER’S REPRESENTATIVE FOR APPROVAL PRIOR TO TENANT’S WORK BEING COMMENCED

All Building Department approved applications and permits must be forwarded to the Owner’s Representative prior to starting any work in the Building.

1.	Five (5) full size and one (1) 11” x 17” size copy of all plans and drawing specifications, dated and sealed, as follows:

a)	architectural plans, including, but not limited to, demolition floor plans, construction plans, furniture plans, sections and elevations, finish schedule or plan, reflected ceiling plan.
b)	mechanical plans, including, but not limited to, electrical work, sprinkler work, heating, ventilating and air conditioning work, plumbing work, telephone and special communication work.
c)	structural plans, including all support for other sections.
d)
listing of any furniture or equipment, the weight of which transferred to its supports would exceed floor loads in Tenant’s Space.  This listing shall include special location of such elements and what means are to be taken to spread loading.

NEW CONSTRUCTION/TENANT ALTERATION GUIDELINES (CONT’D.)

2.
All plans noted above, or any revisions to such plans shall be forwarded to Owner’s Representative prior to commencement of Tenant’s Work.  Tenant shall consult Owner’s Representative as to time required for examination of such plans and shall allow sufficient “lead” time so that plans can be approved by Owner’s Representative in adequate time for construction to commence as per Tenant’s schedule.  All costs for such review of plans shall be borne by Tenant.

3.
Tenant shall submit to Ownership’s Representative for review and approval a list of various Professional Services being considered by Tenant for Tenant’s Work.  The list shall include but not be limited to: Architects, Asbestos Consulting and Inspection, Code Consultant/Expeditor, Construction Manager, General Contractor, MEP Engineers, Major Subcontractors and Structural Engineers.

4.	The names of the following individuals and their addresses and telephone numbers:

a)	Architects and engineers.
b)	General contractor/construction manager and major subcontractors performing over $5,000 of construction work.
c)	Tenant’s representative who will have the right to approve cost of major procedural changes.
d)	Emergency, night and weekend telephone numbers for contacting Tenant’s representative.

5.	NYCDOB Applications shall be submitted to Owner’s Representative for Owner’s signature in a timely manner to permit maintaining schedule.

6.	A copy of the Building Permit shall be submitted to Owner’s Representative. The original card, as required, shall be posted at Tenant’s Space for examination.

7.	A satisfactory schedule in the form of a trade bar graph or equal device indicating time for work of all trades, including off-site fabrication, if applicable.

C)
PRIOR TO START OF ACTUAL WORK AND AFTER SUBMISSION TO OWNER’S REPRESENTATIVE AND APPROVAL OF ALL DOCUMENTS NOTED IN SECTION “B” HEREOF, A MEETING WILL BE HELD AT TENANT’S SPACE.  THIS MEETING WILL BE ATTENDED BY:

1.	Tenant’s Representative
2.	Tenant’s architect and engineer
3.	Tenant’s general contractor/construction manager
4.	Owner’s Representative
5.	Managing Agent

NEW CONSTRUCTION/TENANT ALTERATION GUIDELINES (CONT’D.)

D)           OWNER’S REPRESENTATIVE’S RESPONSIBILITIES

1.	Upon receipt and initial review of Tenant’s plans, will forward comments to Tenant,

2.	Respond as required in a timely fashion to Tenant’s submissions.

E)           ACTIONS DURING CONSTRUCTION PERIOD

1.
Inspections and meetings, as required by Owner, held at the Tenant’s Space or other locations regarding Tenant’s Work, shall be attended by Owner’s Representative.  Requests for such meeting by Tenant to Owner’s Representative in a timely manner of all such occurrences.

2.
Notices of construction violations, unfair labor practices, safety violations, etc. given to Tenant must be copied to Owner’s Representative within one (1) business day of issuance with written notice on how the violation is to be removed.

3.	Any changes to be made to submitted and approved plans must be re-submitted to Owner’s Representative for written approval prior to commencing any work.

4.	All notices from Tenant to Owner’s Representative or from Owner’s Representative to Tenant shall be in writing.

5.
Tenant shall not carry out any work which will affect public areas, adjacent tenant space, exterior walls, structural elements including floors, or any work which will affect Building systems without written consent from Owner’s Representative as to type and method of work.  Approval of Tenant plans by Owner’s Representative will in no way negate this requirement.

6.
Tenant shall in no case carry out work which will negatively affect Building’s utility system, including, but not limited to, electrical main feeds, panels and risers, plumbing, water and waste run outs and mains, telephone, Local Law #5/73 lines, main security lines, hot or cold water risers run outs, main air supply ducts or plenums.  Any work in the vicinity of such utilities or lines shall be carried so as to minimize chance of damage.  Any such damage must be reported to Owner’s Representative and Managing Agent at once.

7.
Any actions of the Tenant which, through negligence or failure to comply with laws and regulations of Governmental Bodies or this agreement’s requirements, cause damage to property or person or cause substantial delays to occupancy of space which results in a cost to Owner’s Representative or the Owner, shall be the responsibility of the Tenant and such costs will be borne by Tenant.

NEW CONSTRUCTION/TENANT ALTERATION GUIDELINES (CONT’D.)

8.
Any damage to any space adjacent to Tenant’s Space or to public spaces caused by Tenant’s Work shall be repaired by Tenant as directed by Owner’s Representative both as to when such repairs are to be made and in what manner.  If Tenant fails to make such repairs in a timely manner, Owner’s Representative may carry out such repair work and charge Tenant the costs thereof.

9.
No debris or construction material may be placed in a public area of the Building.  If Tenant does not remove such material, Building Management will take actions as are required and charge Tenant the costs thereof.

10.
No construction activity which causes noise in excess of 65 dcb or violates 1403.3-4.11 of the Noise Control Code can take place except as directed by Building Management.  All work that inconveniences or disturbs other tenants must be scheduled before 8:00 a.m. or after 6:00 p.m.  The Building Management reserves the right to stop any work during normal working business hours that causes a disturbance.

11.
Any activities of Tenant which require a site safety coordinator’s presence under city codes will be carried out with a city-approved coordinator present and copies of the coordinator’s reports will be given to Building Management.  All costs in connection with such activities will be borne by Tenant.

12.	Dust control shall be maintained during all construction activities of Tenant as follows:

a)	Seal off all construction areas from public spaces and adjacent tenant areas.

b)	Provide a reasonable level of workers to carry out floor cleaning and dust control, including wetting down of major dust producing areas.

c)	Seal off all containers which may produce dust when being removed from Tenant’s Space or the Building.

NEW CONSTRUCTION/TENANT ALTERATION GUIDELINES (CONT’D.)

13.	Removal of Asbestos Materials:

a)	No asbestos abatement work will be performed without prior written approval of Owner’s Representative.

b)
Compliance is required with all Governmental Bodies having jurisdiction of City, State and Federal authorities, including, but not limited to, the ADA, EPA, OSHA, NIOSH, DEP and the Building Code of the City of New York.

c)	No removed asbestos materials are to be left within or outside the Building and must be removed from the job site to comply with all Code requirements.

d)	A schedule of work indicating details of method of removal and compliance with all governmental regulations must be provided to Owner’s Representative.

e)	Any violations regarding lack of conformity must be transmitted to Building Management within 24 hours of issuance.

14.
Special Work Conditions: In general, such activities, including, but not limited to, welding, steel cutting, asbestos removal, etc. must be carried out as required by the appropriate governmental agencies, such as DEP, NYCDEP, OSHA, NYCDOB or NYCFD.  Standards set by Joint Safety Committee of New York Building and Construction Industry shall be followed in any situation not covered by above noted governmental bodies.

NEW CONSTRUCTION/TENANT ALTERATION GUIDELINES (CONT’D.)

F)	DOCUMENTS TO BE PROVIDED TO OWNER’S REPRESENTATIVE UPON COMPLETION OF WORK.

1.
All required Governmental Permits, sign-offs and “as-built” AutoCad drawings, including all engineering drawings, must be submitted to Owner’s Representative no later than thirty (30) days after the premises are occupied or the Owner will obtain necessary sign-offs at Tenant’s sole cost and expense.

2.	NYCDOB approvals of final inspections for all trades in work requiring such approval and letter of completion.

3.	One (1) reproducible set of “as-builts” and two copies.

4.	Two (2) copies of approved balancing reports and associated drawings.

5.	Equipment Use Permits.

6.	Tenant’s Equipment Maintenance Contracts.

7.	Provide two (2) sets of revised Class “E” riser diagram(s) as prepared by base building Class “E” vendor.

8.	To enable Building Management to update the New York Fire Department and ensure that the Fire Safety Plan remains current, provide three (3) 11” x 17” drawings containing the following information:
F8a:	150 East 42nd Street - NYC
F8b:	Name of Company
F8c:	Floor Number
F8d:	A reference to North and 42nd Street
F8e:	Date
F8f:	Each drawing to show walls only; furniture, ceiling, HVAC etc to be excluded

Each drawing shall also be submitted via email directly to Building Management.  For alterations involving multiple floors, each floor shall be submitted as its own floor.

CONSTRUCTION/ALTERATION RULES

CONSTRUCTION/ALTERATION RULES

1.	The Owner or Owner’s Agent reserves the right to review and approve all of the professionals, contractors and sub-contractors such as but not: limited to the below list:
•	Architect
•	MEP Engineer
•	Structural Engineer
•	Acoustical Engineer
•	A/V Engineer
•	Security Engineer
•	Lighting Consultant
•	Expeditor
•	General Contractor / Construction Manager
•	Sub-contractors

2.	All deliveries must be coordinated with the Building Management Office at 212-370-0928,

3.
The elevator designated as freight may be used at the discretion of Building Management to bring such material to Tenant’s space.  Deliveries may not be left on public areas, sidewalk or other tenant areas without express permission of Building Management.  Such deliveries must be moved into Tenant’s Space as soon as possible and sufficient manpower must be provided to carry out such movement of material.  Any packing crates or other material left from such deliveries must be removed at once from the Building.  During utilization of the elevator, Contractor shall arrange for adequate protection of all elevator surfaces.  No material which exceeds elevator’s capacity as to weight or size may be carried in elevator.  Contractor shall, prior to fabrication, ensure that any material which is intended to be raised in the elevator meets these conditions.

4.
Any other form of delivery involving lifting devices operating from the public street must be approved in writing by Building Management as to method and timing.  Contractor shall have sole responsibility for obtaining permits.  Copies of such permits must be given to Building Management prior to commencement of such work.

5.	Removal of construction debris or materials must be made utilizing elevator designated as freight. No storage of such material outside of construction area will be permitted.

6.	Tenant shall be responsible for any violations or fines incurred as a result of construction materials or debris from the work left on the street.

7.	All containers for storing debris must be covered and all loose material properly “bundled”.

CONSTRUCTION/ALTERATION RULES (CONT’D.)

8.
All inflammable materials must be stored in sealed containers.  A fire extinguisher of OSHA approved type (10 lb. 2A ABC or equal) must be located within 10 feet of any storage area of inflammable materials.  In case of dispute as to storage, Owner’s Representative will have final determination as to permission to store such materials.

9.	Temporary electric connections may be made only with written approval of Owner’s Representative.

10.
All connections to Building’s electrical system shall be made so that all panel boards, switches for the main circuit breaker base controls and other devices of similar nature must be clearly labeled with an approved system of designation and a location plan shall be provided by tenant to Owner’s Representative showing location of such boards, etc.

11.
Temporary water for construction purposes may be obtained by arrangement with the Senior Real Estate Manager.  Connections to Building utilities must be approved by Owner’s Representative and conform with good Building construction practices.

12.
Toilet facilities for construction workers are the responsibility of the tenant for whom the construction/alteration is being performed for.  At the end of each working day, Tenant shall provide for cleaning of such facilities.

13.	Construction personnel shall use the service elevator at all times or at direction of the Senior Real Estate Manager.

14.	Core drilling, hammer drilling, shooting studs and drilling into the Building structure is prohibited during normal business hours.

14.	Shutdown of the sprinkler or smoke alarm must be coordinated with the building’s Senior Real Estate Manager.

CONSTRUCTION/ALTERATION RULES (CONT’D.)

15.
Any brazing, sweating, welding, torch work or any type of other work requiring an open flame (“Burning”) must be performed and completed before 8:00 a.m., Monday through Friday, excluding Building Holidays.  Burning may commence at 6:00 p.m., Monday through Friday, excluding Building Holidays.  Burning may also take place on weekends.  The Tenant must schedule all work with building management.  Tenant shall ensure that the Contractor performing the Burning work shall provide evidence that all workers, including Fire Watchers, are currently certified by the New York Fire Department.  Contractor shall provide copies of all current New York Fire Department certificates to the Tenant for whom the work is performed and shall make copies of same available to building management upon request.  Tenant shall also ensure that the Contractor performing the Burning work provides and maintains an adequate supply of fire protection, portable extinguishers and a means to communicate a condition in the event of an emergency.  Building management has the right to require Tenant to provide smoke eaters.

16.
Building Engineering personnel may be required to be retained during all construction/alteration projects, as determined by Building Management, in order to operate Class E system equipment, drain sprinkler piping etc.  Any costs for this supervision will be the sole responsibility of the tenant.

17.
To assist with the ability to properly close and secure a perimeter induction unit access cover, the installation of base molding or trim work beneath the perimeter induction units shall come no closer than one-half inch from the top of the existing base metal frame as measured when the perimeter induction unit cover is removed.

NOTE: Permission to work other than during normal business hours and on Saturdays and Sundays must be obtained from Building Management.  Any costs for personnel and/or security or use of utilities will be the sole responsibility of the Tenant.

MINIMUM CONSTRUCTION STANDARDS

MINIMUM CONSTRUCTION STANDARDS

1.	Vertical Window Blinds

a)
Window blinds shall be Graber G-85 Dura-Vue Track, PVC vertical vanes, 3 1/2” wide, white OR Bali Classics Custom Mini Blinds, aluminum alloyed horizontal solid slats, 1” wide, standard thickness 0,006”, color 042 Matte White.

b)
All windows must have Building Standard blinds next to the glass.  Tenant supplied drapes and curtains must be placed on the Tenant side of the blinds and shall not interfere with the operation of the peripheral heating/cooling system.

c)	No nail or screw holes are permitted in the window mullion system.

2.	Doors and Hardware

a)
All corridor doors shall be 1 3/4” thick solid core wood full height with hardwood cherry face veneers and shall be DPC-1 “Timberland Core” by Weyerhaeuser, or equal with transparent finish matching Halcon Wood finish #CHIIS4, Light Cherry; sample is available from Owner’s Representative.  All interior doors shall be 1 3/4” thick solid core wood full height.

b)
Door frames in corridors shall be painted 16 gauge welded hollow metal.  Use of knockdown door frames is not permitted in the corridors, but may be used within Tenant’s space if no fire-rating is required.

c)	Corridor doors and frames shall be fire rated and furnished with BSA labels.

d)	Hardware shall be Sargent, details and key way information is available upon request at the Building Management Office.

e)
Locks shall be keyed and master-keyed to conform to Building Management’s requirements.  Lockset and cylinder information: Cylinder requirements: Sargent LA Keyway - 6 pin. Lockset finish: 26D.  Contact Building Management Office for keying requirements.

3.	Ceilings

a)	Acoustical tile for suspended ceilings shall be light colored; dark hues are not permitted. Minimum ceiling height shall be 8’ 3” high from top of slab.

b)
Ceiling suspension system shall be exposed tee suspension system equal to Armstrong Silhouette 9/16” Bolt-Slot system, intermediate duty.  All system supporting components shall conform to New York City Code requirements.  Ceiling tiles shall be 2*x 2’grid size.

MINIMUM CONSTRUCTION STANDARDS (CONT’D.)

4.	Drywall

a)
Stud size shall be either 2 ½” or 3 5/8” installed on 16” centers or of size and/or spacing as code requirements dictate.  Studs shall run from floor to slab above.  All demising partitions shall conform to NYC code requirement and have sound attenuation blankets.

b)
Wallboard shall be 5/8” thick throughout (Fireside type where required) and installed vertically without horizontal joints.  Long edges shall be tapered on the face side, Wallboard shall extend 4” minimum above finished ceilings if it does not extend to the slab above.  Provide two diagonal braces to slab above at corridor door openings and on long runs (in excess of 20”-0”) of straight corridor partitions.

c)
Provide double studs at both jambs of corridor door frames with a header runner at top of door frames.  Studs at corridor doorjambs and on tops of door frames must be screwed to runners at tops and bottoms, both sides.  Wallboard at corridor doorjambs shall be screwed to each stud of the double stud arrangement.

d)	Walls abutting mullions shall have wallboard terminate in metal trim fastened to terminal stud only, not to window glazing beads.

e)	For slab to slab corridor partitions, apply tape and at least one coat of compound to joints above the ceiling line on both sides of wall.

5.	Heating Ventilation and Air Conditioning

a)	All automatic temperature controls will be Andover Direct Digital Controls (DDC) compatible with the base Building system installed by the Building’s BMS contractor.

b)	All interior zone air distribution will be Variable Air Volume (VAV) equipped with Building standard Andover Direct Digital Controls (DDC).

c)	Provide test taps/points at all VAV boxes.

d)
HVAC Duct Design: In addition to your Engineer’s design and layout of the ductwork serving the HVAC system,, they are to include a volume damper for each and every diffuser.  No bottom taps, unless clearly shown on the submittal drawings, are permitted to be incorporated into the design of the renovation.

MINIMUM CONSTRUCTION STANDARDS (CONT’D.)

e)
Air Balancing: A Building Engineer must be present with the air balancer while they are performing this work.  Advanced written notice of at least three (3) business days must be provided to the Building Management Office.  As a minimum, the following areas must be recorded: Supply air at the shaft connection, Connection to your space (only if multi-tenanted floor).  It is understood that each diffuser will be measured and recorded.  In addition to the aforementioned items, the return air leading from your space (only if multi-tenanted floor) and the return air connection at the riser shaft are to be measured and recorded.

f)
Space temperature design: Your design engineer is to include design criteria on the mechanical drawings that will document the conditions under which the space or renovation is being designed for.  Information such as, but not limited to the following shall be included: Number of watts per square foot, number of people per square foot, total cfm for space, supply air temperature at diffuser, average space temperature, outside air temperature and outside relative humidity.

g)
All connections to the condenser water system for supplemental cooling must be provided with temperature and pressure gauges at the supply and return connections.  Wet tap connections to the Building condenser water risers are not permitted.

h)	All supplemental cooling units must be connected to the Building’s Building Management System (BMS) for status reporting.

i)	All horizontal run-outs from chilled water and condenser water risers shall be in copper pipe. All connections of copper pipe to steel risers will utilize a di-electric fitting for corrosion control.

j)
Local booster circulating pumps on connections to supplemental equipment must be provided with a control package which ensures maintenance of a minimum pressure differential of 5 psi between the supply and return risers when the Building circulating pumps are in operation.  All pumps are required to maintain operation of your supplemental unit in the absence of the building’s condenser water pump.

k)
Supplemental condenser water lines: In order to maximize the life of your supplemental piping, if installed, it is required to be properly flushed and passivated with chemicals prior to placing the system on line.  To do this, the piping configuration must include all the required hose connections and bypass piping to permit the system to be flushed without having to have the unit on line.  The Building’s water treatment vendor will perform the flushing and passivation of the piping.  The cost for this shall be the direct responsibility of the tenant.

1)	Perimeter units shall remain accessible at all times. Twenty four (24) inches clear space shall be maintained in front of all enclosures.

MINIMUM CONSTRUCTION STANDARDS (CONT’D.)

m)	Provide drip pans with leak detection under all supplemental A/C units and condenser water pumps with leak detection tied into the Building’s BMS system.

n)
New or replacement VAV boxes shall have: Exposed shaft for damper motor; pitot tube and sheet metal box for Andover controls.  In additional, each VAV box is to have its own 120VAC - 24VAC control transformer and power on/off switch.

o)	Each Building Management System “Master Control” panel shall have a dedicated power supply of 120VAC.

p)
For substantial mechanical alterations, as solely determined by Managing Agent and or Ownerships Agent, tenant shall be required to furnish and install floor isolation dampers in the duct work for the interior fans serving the area of the alterations.  The fire damper, to be located closest to the riser, is to be interfaced with the Fire Command Station.  Immediately downstream of the fire damper a second damper connected to the Building Management System is to be located.  The Building Management System program shall include closing the damper when the fan is off as well as being able to manually open the damper, via the Building Management System, by one of the on site Building Engineers.  Any existing fusible links are to be removed.

MINIMUM CONSTRUCTION STANDARDS (CONT’D.)

6.	Electrical

a)	Utilize a minimum wire size of #10 gauge for all home runs over 100 feet to minimize a voltage drop.

b)	Neutrals shall be a minimum wire size of #10 gauge when neutral is a shared run. When a dedicated neutral is installed, neutral wiring shall be a minimum of #12 gauge.

c)	Maintain the integrity of any constant circuits for night lights, exit lights, etc.

d)	Maintain the continuity of the Building fire alarm system at all times.

e)	Where the installation utilizes portions of a previously installed system, all abandoned/unused branch circuits must be fully removed back to their source.

f)	All emergency power for lighting will be by battery pack.

g)	All Class E equipment must be obtained from the Building’s Fire Alarm vendor to assure proper compatibility with the base Building system.

h)	All Class E connections shall be performed by the Building’s Fire Alarm vendor.

i)
Retail stores are required by code to design, furnish and install an Individually Coded Fire Alarm System (“ICFAS”).  The ICFAS shall be interfaced with the Base Building Class “E” Fire Command Station for a trouble condition and an alarm condition.  In addition, Tenant’s Work shall include the installation of speakers which are connected directly to the Base Building Class “E” system and said speakers shall be approved by the NYCFD’s Technical Management Division.  Tenant’s Work shall include a sufficient quantity of speakers to ensure that all areas of the Retail Space including but not limited to the public areas, lavatories and areas only accessible to employees.  Tenant shall obtain a full service maintenance agreement for the ICFAS, associated Central Monitoring and Dispatch Agency as well as the Class “E” speakers and provide Owner’s Representative and Managing Agent with a fully executed copy of each Agreement.

MINIMUM CONSTRUCTION STANDARDS (CONT’D.)

7.	Class “E”

a)
All life safety devices to be used must be approved by the Building’s Class “E” vendor.  No substitution of devices may be used unless written permission is provided by the Owner’s Representative and the Building’s Class “E” vendor

b)
A combination heat/smoke detector shall be installed, at the tenant’s sole cost, in any room/area regardless of square footage that is not protected by a sprinkler head.  This requirement is not intended to substitute a detector for a sprinkler,

c)
Any testing of new devises and automatic functions must commence and be completed outside the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, excluding Building Holidays.  Advance arrangements of a minimum of five (5) working days must be provided to the Building Management Office.  As a minimum, the following must be on site during the test: Building Fire Safety Director, Electrician who performed installation and the appropriate number off technicians from the Building’s Class “E” vendor.  All cost pertaining to this testing shall be the sole responsibility of the tenant.  Note: Prior to the commencement of the testing of any new device, two revised copies of the Class “E” documentation, including but not limited to the zone list shall be delivered to the Senior Real Estate Manager.

d)	Each ansul system installed on or after January 1, 2006 must be interfaced with the Fire Command Station as a dedicated single zone.

8.	Plumbing/Sprinkler/Standpipe

a)	Provide insulation on all water piping.

b)	Provide individual electric hot water heaters for all private pantries and toilets.

c)	Galvanized steel pipe for domestic hot and cold water piping is not permitted.

d)	Provide branch control valves on all runouts to fixtures or fixture groups.

e)	Provide drip pans with leak detection under all local water heaters and connect to the Building’s BMS system.

f)	Provide solenoid valve to shut off water to individual water heaters in the event of an activated leak detector.

MINIMUM CONSTRUCTION STANDARDS (CONT’D.)

g)
All sprinkler and or standpipe repairs or improvements shall be completed before 8:00 a.m. or shall commence after 6:00 p.m. Monday through Friday excluding Building Holidays or on a weekend at any time as scheduled and approved by Building Management.

9.	General

a)
All mechanical equipment, piping, switches, panels, conduits, etc. are to be painted in accordance with the approved Building color coding system.  All floors and walls in the mechanical/electrical rooms also are to be painted in accordance with the same guidelines.

b)	Any work to be performed by tenant on multi-tenanted floors is subject to Owner’s approval.

BUILDING PERSONNEL

Building Management Office:

Senior Real Estate Manager:	Walter J, Maher

Assistant Real Estate Manager:	To Be Announced

Real Estate Services Assistant:	Dawn Moore

Real Estate Services Assistant:	Janet Winter

Tenant Services Coordinator:	Audrey Halpern

Building Engineering:

Chief Engineer:	Michael A. Eggers

Assistant Chief Engineer:	Julio Alvarez

Engineer:	Wayne Garibaldi

Engineer:	Michael Pellegrino

Engineer:	Scott Lung

Engineer:	David Jackson

Engineer:	Timothy Mahoney

Engineer:	Michael Fleming

Engineer:	To Be Announced

Helper:	Anthony Spina

Handyman:	Joseph Pergolizzi

EXHIBIT D

HVAC SPECIFICATIONS

Base building systems shall maintain average indoor dry bulb temperatures not less than 68°F, whenever the outdoor dry-bulb temperature, during Business Day hours is lower than 65°F and not lower than 0°F.

Base Building systems shall maintain average indoor dry bulb temperatures no higher than 75°F whenever the outdoor dry-bulb temperature, during business Day hours is higher than 65°F and not higher than 95°F, and the outdoor wet-bulb temperature does not exceed 75°F.

The Building system will furnish an average of not less than 0.20 cubic feet per minute of outdoor fresh air per square foot of tenant area.

The above performance specifications are based on an occupancy of not more than one (1) person per hundred (100) square feet of tenant floor space and a office electrical load of not more than 4.5 watts per rentable square foot.

The base Building system is a variable air volume system which permits the tenant to develop multiple zones in the demised space.  The perimeter system is a single zone, two (2) pipe induction system that provides heat and cooling to the first 15’-0” zone adjacent to the window-wall.  Induction units can be equipped with thermostats for control of tenant area.

The Building is heated by Con Edison steam.  The base Building heating equipment and circulation pumps are located in the sub-basement of the Building.  Heat is delivered to the perimeter induction units which serve the exterior zone of the 8l1 Floor Premises.  The interior zone is heated by the base Building air system which is thermostatically controlled by the branch duct serving the space.

D-1

EXHIBIT E
CLEANING SPECIFICATIONS - TENANT OFFICE AREAS

GENERAL OFFICE AREAS:

Nightly

Flooring:

Power vacuum carpeted floor surfaces in all traffic areas moving light furniture.  All light trash items from floor will be picked up.

Sweep and mop all linoleum, vinyl, rubber, asphalt tile, raised flooring, tiles and other similar flooring surfaces.

Dusting:

Wipe clean all wood, metal, glass, plastic laminated office furniture surfaces of dust, dirt and smudges including counters, railings, exposed tops of files, bookcases, shelves, sills, ledges, chair rails, base boards and other low items below seventy (70”) inches above the finished floor while not disturbing or removing paper and folders on desks or file cabinets while performing these duties and clean all clear desk tops, conference tables and other exposed tables.  Dust all window sills as necessary.

Remove spillage, fingerprints and smudges from light switch plates and door knobs.

Spot clean tenant signage and partitions, removing spillage, fingerprints, smudges and any other marks.

Trash Removal:

All desk waste containers will be emptied and trash transported to collection areas.  Contractor will comply with applicable recycling procedures.

General:

Wash, clean and sanitize all water fountains and or water coolers.

Turn off all lights as soon as possible in all areas except for those required in areas actually being cleaned.

Weekly:

Vacuuming:

Power vacuum all open floor areas and areas easily accessible under desks.

Dusting:

Dust all chair legs, bases of all furniture, door frames, ventilating grills, pictures, picture frames, charts, glass covers, similar wall hangings and door jams (inside and outside).  All aforementioned items are to be below seventy (70”) inches above the finished floor.

Dust and spot clean all fire extinguishers.

General:

Damp wipe exterior all desk waste containers.

Monthly:

Clean all cleared desk tops, conference tables and other exposed tables.

Wash and clean interior and exterior of waste baskets with disinfectant solution.

Dust all blinds.  Cloth or special blinds not easily cleaned are excluded from this service.

Quarterly:

Perform dusting of all pictures, frames, charts, graphs, door sashes, top of partitions, book cases, shelving, ledges, HVAC supply and return grills, sills, exterior of all lighting fixtures and other items and surfaces over seventy inches that are not dusted in nightly services.

Wash, clean and dry one-fourth of blinds it being the intention that all blinds are washed, cleaned annually.  Cloth or special blinds not easily washed are excluded from this service.

Perimeter Windows:

The interior and exterior of the perimeters shall be cleaned three times per year.

BUILDING PUBLIC AREAS:

Restrooms:

Landlord shall maintain the men’s and ladies lavatories in accordance with the following schedules.  Tenant shall be responsible for the daily, nightly and periodic cleaning of any unisex or private lavatory.

Nightly:

Scour, wash and disinfect all toilet seats (both sides), basins, bowls, urinals (including underside of fixtures) and tile walls near sinks, urinals and bowls.  Ensure that all surfaces (interior and exterior) are scoured, washed and disinfected.

Wipe clean all chrome plated plumbing on fixtures, including flush rings, drains, drain covers and overflow outlets ensuring that no abrasive or caustic chemicals are used and that all finishes are left shining and unstreaked.  Clean and polish all mirrors, powder shelves, glass, bright work and enamel surfaces.

Sweep and wet mop all floors using a disinfectant floor solution paying particular attention to edges and corners.

Spot clean: doors, kick plates, handles, switch plates, partitions and walls using disinfectant solution as necessary.

Remove all finger prints, smudges, graffiti and other marks from surfaces.

Clean all thresholds.

Weekly:

Dust and wipe clean all lighting fixtures, ventilating louvers, air supply and exhaust

Machine scrub all floors with an approved germicidal detergent solution.

Wash all partitions and doors taking care to ensure that streaking is avoided.

Monthly:

Thoroughly wash all walls, washable ceilings and interior and exterior of all waste containers with an approved germicidal solution taking care to ensure that streaking is avoided.

Annually:

Thoroughly wash all restroom lighting fixtures, ventilating louvers, air supply and exhaust grills with an approved solution taking care to ensure that streaking is avoided.

Public Corridors/Elevator Lobbies:(Multi-Tenanted Floors)

Nightly:

Vacuum and spot clean all carpeted surfaces.

Sweep, damp mop or dry mop in accordance with manufacturers specifications all uncarpeted lobby and corridor floors.

Clean and spray buff all uncarpeted flooring (excluding materials such as granite, marble etc.).  Clean and polish all thresholds.

Dust and clean all base board ledges, moldings, window frames, frames, planters, furniture and other similar objects.

Wash, clean and sanitize all water fountains and or water coolers.

Clean and polish all brass, stainless steel, metal and other bright work using a non-acid polish to ensure that streaking is avoided.

Clean all metal, doors, door frames, door knobs, kick plates, directional signs, saddles, mail chutes, light switches, etc to remove finger prints, spills and other markings as necessary.

Weekly:

Dust all doors and ventilating louvers with treated cloth.

Wash doors and door frames.

Pile lift, rotary shampoo and steam extract hall carpet.

Inspect and clean fire hose cabinets, extinguishers and similar equipment.

Monthly:

Strip and refinish all resilient flooring (linoleum, vinyl, rubber, asphalt tile and other similar flooring surfaces).

Hall carpet on multi-tenanted floors will be pile lifted, rotary shampooed and steam extracted.

All fire hose cabinets, extinguishers and similar equipment will be inspected and kept clean.

Quarterly:

Wash clean exterior surfaces of all light fixtures, diffusers, return grills and trim,

Wash corridor walls.

Dust all vertical and horizontal surfaces higher than seventy (70”) inches above the finished floor.

EXHIBIT F

FORM OF LETTER OF CREDIT

[LETTERHEAD OF ISSUING BANK]

Our Irrevocable Letter of Credit No. S-

AMOUNT: $1,088,100.00
ISSUANCE DATE: __________________
EXPIRATION DATE: DECEMBER _, 2010

BENEFICIARY:
Hiro Real Estate Co.
150 East 42nd Street
Mezzanine Level
New York, New York  10017

Re:	IRREVOCABLE LETTER OF CREDIT NO. S-___
Applicant’s Name:       IntraLinks, Inc.
Property Address:	150 East 42nd Street
New York, New York

Ladies and Gentlemen:

We hereby establish in your favor, as Beneficiary, our Irrevocable Letter of Credit No. S-___, in the amount of One Million Eighty Eight Thousand One Hundred and 00/100 **U.S.$1,088,100.00**, which is unconditionally (except for the conditions contained herein) available for payment by your draft at sight drawn on us.

It is a condition of this Letter of Credit that it shall be deemed to be automatically extended for a period of one (1) year from the present or any future expiration date unless we shall notify Beneficiary by written notice mailed by certified mail, return receipt requested or overnight courier, at least 30 days prior to such expiration date that we elect not to extend for such additional period.  In the event we elect not to extend, the amount of this Letter of Credit is available for payment by your sight draft drawn on us.  In no event, however, shall this Letter of Credit be extended beyond its final Expiration Date of September 30, 2021.

We hereby engage with Beneficiary that Beneficiary’s drawings in conformity with the terms of this Letter of Credit will be duly honored upon presentation of Beneficiary’s sight draft in the form of Exhibit A attached hereto at our office at 60 Wall Street, New York, New York 10005, Attn. Global Loan Operations, Standby Letter of Credit Unit, Mail Stop: NYC60-0926 and will be honored on the next succeeding Banking Day (as hereinafter defined) received if presented at such office prior to 2:00 P.M.  All drafts presented at such office after 2:00 P.M. will be duly honored on the second next succeeding Banking Day.  For the purposes hereof, “Banking Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the state of New York are required or authorized by law to close.

This Letter of Credit is payable in multiple drafts and may be transferred by Beneficiary (or the right to receive the proceeds of this Letter of Credit may be assigned by Beneficiary), in each case without charge to the Beneficiary.  This Letter of Credit is transferable one or more times, in its entirety, but not in part, to a transferee of the Beneficiary.  We shall not recognize any transfer of this Letter of Credit unless an executed transfer instruction in the form of Exhibit B attached hereto is presented to us, together with the original of this Letter of Credit and amendments thereto, if any, upon receipt of which we shall either (i) endorse the notice of transfer upon the Letter of Credit and return such endorsed Letter of Credit to the transferee, or (ii) issue a new Letter of Credit, in the same form and conditions of this Letter of Credit, directly to the transferee, naming the transferee as Beneficiary.  Our transfer fee is payable by the Applicant and such fee is based on 1/4% on the first $100,000.00 and 1/8% on the amount over and above $100,000.00; provided that Applicant’s payment of the transfer fee shall not be a condition of the Beneficiary’s right to consummate the applicable transfer and the Issuing Bank shall effectuate the same notwithstanding Applicant’s delay or failure to pay the transfer fee.

If a demand for payment made by Beneficiary hereunder does not, in any instance, conform to the terms and conditions hereof, we will notify Beneficiary on the day of presentation by facsimile to Fax No. 212-661-0874 stating the reasons therefor and advising Beneficiary that we are holding the documents presented at Beneficiary’s disposal or are returning them to Beneficiary, as Beneficiary may elect by notice to us in writing.  Upon being notified that the purported presentation was not effected in conformity with this Letter of Credit, Beneficiary may attempt to correct any such nonconforming demand for payment.

Except as expressly stated herein, this undertaking is not subject to any agreements, requirements or qualifications.  Our obligation under this Letter of Credit is our individual obligation and is in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien, security interest or any other reimbursement.  This Letter of Credit is not subject to offset of any kind by the Issuer, whether for claims against you, the Applicant or any other person or entity, regardless of how such claims arise.  This Letter of Credit may not be revoked or amended, except for increases or extensions hereto, without Beneficiary’s written approval and shall remain in full force and effect until it expires in accordance with the terms hereof.

If Applicant becomes a debtor in a case under title 11 of the United States Code (the “Bankruptcy Code”), or in any other insolvency or similar proceeding, the obligations of Issuer to Beneficiary hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended, stayed, terminated or otherwise affected by reason thereof or by reason of any provisions of the Bankruptcy Code (including, but not limited to, sections 362 and 502(b) of the Bankruptcy Code), or the provisions of any other insolvency or similar law.

Except as set forth herein, this Letter of Credit is subject to the International Standby Practices -ISP98, International Chamber of Commerce Publication No. 590 (“ISP”) and as to matters not governed by the ISP, shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

Very Truly Yours,

By:	By:
Authorized Signature	Authorized Signature
Name:	Name:
Title:	Title:

Exhibit A to Letter Of Credit No. S-_____

Form Of Sight Draft

USS [Amount in Numbers]	Date:_________________
Drawn Under Deutsche Bank AG New York Branch Irrevocable Letter Of Credit No. S-

At Sight, Pay To The Order Of [Insert Beneficiary Name] (U.S. Dollars [Amount In Words])

To:	Deutsche Bank Trust Company Americas
60 Wall Street, 9th Floor
New York, N.Y. 10005
Attn: Global Loan Operations,
Standby Letter Of Credit Unit

___________________________________ [Insert Beneficiary Name] By _________________________________ Name _______________________________ Title ________________________________

Instruction:
Reverse side of sight draft must bear following endorsement:
[Insert Beneficiary Name]
By _________________________________
Name _______________________________
Title ________________________________

Exhibit B to Letter Of Credit No. S-_______

Deutsche Bank Trust Company Americas
Global Loan Operations, Standby L/C Unit
60 Wall Street
New York, New York 10005
Mail Stop NYC60-0926

Re:	Deutsche Bank Trust Company Americas
Irrevocable Letter Of Credit No. S-_________

Ladies & Gentlemen:

For value received, the undersigned Beneficiary hereby irrevocably instructs you to transfer to:

(Name And Address Of Transferee)

all rights of the undersigned Beneficiary under the above referenced letter of credit (the “letter of credit”) in its full.

By this transfer, all rights of the undersigned Beneficiary in the letter of credit are transferred, subject to the terms thereof, to the transferee and the transferee shall have the sole rights as Beneficiary thereof, including sole rights relating to any amendments, whether increases or extensions or other amendments and whether now existing or hereafter made.  All amendments are to be advised direct to the transferee without necessity of any consent of or notice to the undersigned Beneficiary.

The letter of credit is returned herewith, and we ask you to endorse the notice of transfer on the reverse thereof and forward it directly to the transferee with your customary notice of transfer or in exchange for the letter of credit to issue a new letter of credit in favor of the transferee containing the same terms and conditions as the letter of credit and to forward the new letter of credit directly to the transferee with your customary notice of transfer.

Yours Very Truly
Signature Authenticated:
[Beneficiary]

By:
(Bank)	Name:
Title:

(Authorized Signature)

Please note that transfers will not be made that would violate (I) The Foreign Assets Control Regulations of the United States Department of the Treasury (11) Federal Reserve Regulations 23a and 23b and (III) Any other laws, statutes and regulations governing the issuance of or use of letters of credit.